Exhibit 4(a)(7)
Dated as of September 17, 2009
SHAREHOLDERS’ AGREEMENT

by and among
JANSSEN PHARMACEUTICAL,
JANSSEN ALZHEIMER IMMUNOTHERAPY (HOLDING) LIMITED,
LATAM PROPERTIES HOLDINGS,
JNJ IRISH INVESTMENTS ULC,
ELAN CORPORATION, PLC,
CRIMAGUA LIMITED,
ELAN PHARMA INTERNATIONAL LIMITED
and
JANSSEN ALZHEIMER IMMUNOTHERAPY

Contents

Clause
1. Interpretation	2
2. The business of the Company	14
3. Closing	14
4. Absence of a Closing	15
5. Directors and management	15
6. Loan; Cash Contributions; Class C Shares	21
7. Applications of cash and priorities on a winding up	24
8. Agreement not to compete	26
9. Books and Records	28
10. Tax matters	30
11. Transfer of shares	30
12. Transfer following obligatory transfer event	32
13. Expert	35
14. Closing of the sale and purchase of shares in the Company	37
15. Termination and liquidation	39
16. Status of the agreement	40
17. Confidentiality	40
18. Collaboration Agreement matters	42
19. Transactions with Wyeth	48
20. Parent guarantees	48
21. Indemnification; exculpation	49
22. Whole agreement	49
23. Assignments	49
24. Amendment and waiver	49
25. Costs	50
26. No partnership or agency	50
27. Third party rights	50
28. Notice	50
29. Severance	55
30. Further assurance	55
31. Counterparts	55
32. Survival	55
33. Governing law and jurisdiction	55

Exhibits
Exhibit A — Memorandum and Articles of Association
Exhibit B — Form of Contribution Agreement
Exhibit C — Form of Deed Poll of Adherence
Exhibit D — Initial Contribution Agreement
Exhibit E — Loan Agreement
Exhibit F — Jupiter Universal Calendar

THIS SHAREHOLDERS’ AGREEMENT (this “Agreement”) is dated as of September 17, 2009.
Parties
(1)	JANSSEN PHARMACEUTICAL, an Irish Unlimited Company (“Jupiter Parent”).
(2)	JANSSEN ALZHEIMER IMMUNOTHERAPY (HOLDING) LIMITED (F/K/A JUNO NEUROSCIENCES (HOLDING) LIMITED), an Irish Limited Company (“Jupiter Sub-1”).
(3)	LATAM PROPERTIES HOLDINGS, an Irish Unlimited Company (“Jupiter Sub-2”).
(4)	JNJ IRISH INVESTMENTS ULC, a Canadian Unlimited Liability Company (“Jupiter Sub-3”).
(5)	ELAN CORPORATION, PLC, an Irish Public Limited Company (“Lucky Parent”).
(6)	CRIMAGUA LIMITED, an Irish Limited Company (“Lucky Sub-1”).
(7)	ELAN PHARMA INTERNATIONAL LIMITED, an Irish Limited Company (“Lucky Sub-2”).
(8)	JANSSEN ALZHEIMER IMMUNOTHERAPY (F/K/A JUNO NEUROSCIENCES), an Irish Unlimited Company (the “Company”).
Background
(A)	Lucky Sub-1, a successor in interest to Lucky Sub-2 and itself a successor in interest to Neuralab Limited, and Wyeth (formerly known as American Home Products Corporation), a Delaware corporation (“Wyeth”), are party to that certain Research, Development and Commercialization Agreement dated as of March 17, 2000 (as amended from time to time, the “Collaboration Agreement”).
(B)	Jupiter Parent, the Company, Lucky Parent and certain Subsidiaries of Lucky Parent are party to that certain Asset Purchase Agreement dated as of July 2, 2009 (as amended from time to time, the “Asset Purchase Agreement”), pursuant to which the Collaboration Agreement and certain related assets will be assigned and transferred to the Company at the Closing.
(C)	The Company was incorporated on June 25, 2009. On incorporation, Jupiter Sub-1 subscribed for 500 ordinary shares of $0.01 each and Jupiter Sub-3 subscribed for 1 ordinary share (collectively, the “Subscriber Shares”). The Subscriber Shares were redesignated as Class O-J Shares on June 29, 2009.

(D)	Immediately prior to the Closing, the Company’s issued and outstanding share capital consisted of 501 Class O-J Shares of $0.01 each, 500 of which were held by Jupiter Sub-1 and 1 of which was held by Jupiter Sub-3.
(E)	Immediately prior to the Closing, the Memorandum and Articles of Association of the Company were in the form attached as Exhibit A hereto, and the authorized share capital of the Company consisted of 501 Class O-J Shares of $0.01 each, 499 Class O-E Shares of $0.01 each and 1,000,000,000 Class C Shares of $0.01 each.
(F)	At the Closing the Company will issue to Lucky Sub-1 the shares in the capital of the Company as set forth herein.
(G)	The parties hereby agree to exercise their rights in relation to the Company in accordance with the terms and conditions of this Agreement.
Agreed terms
1.	Interpretation
1.1	The definitions and rules of interpretation in this clause apply in this Agreement.

Accrued and Unpaid Royalty Payments: means, at any time, the royalty payments that, at such time, (i) have accrued pursuant to the terms and conditions of the Royalty Agreement (if any) and (ii) have not been paid pursuant to clause 7.1(f) of this Agreement.

ADSs: means Lucky Parent Ordinary Shares, as represented by American Depositary Shares (each ADS representing one Lucky Parent Ordinary Share).

Affiliate: of any person means, at any time, another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person at such time.

Aggregate Antidilution Amount: means, with respect to any Antidilution Obligatory Transfer Event, an amount equal to the product of (x) the aggregate number of Lucky Parent Ordinary Shares or ADSs held by Jupiter Parent and any of its Affiliates immediately prior to consummation of such Antidilution Obligatory Transfer Event (not to exceed the number so held immediately following the Closing) and (y) the amount equal to (1) the Reference Purchase Price minus (2) the Triggering Event Price; provided, however, that the Aggregate Antidilution Amount shall not exceed $500,000,000 (irrespective of the actual Triggering Event Price).

Antidilution Obligatory Transfer Event: means a Change of Control of Lucky Parent that occurs prior to the date that is nine months from the date of this Agreement under circumstances in which (i) the transaction or series of transactions giving rise to the Change of Control are endorsed, approved, recommended or otherwise supported by the board of directors of Lucky Parent and (ii) the Lucky Parent Ordinary Shares and/or ADSs are converted into or are otherwise entitled to receive cash with a per share value (determined as of the date of consummation of the Change of Control) that is less than the Reference Purchase Price (the cash amount per share so determined, the “Triggering Event Price”). In the event the Triggering Event Price is denominated in a currency other than United States dollars, for purposes of determining the Triggering Event Price hereunder, the applicable cash amount shall be converted into United States dollars at the then prevailing exchange rate as quoted in the Financial Times on the day on which the related Antidilution Obligatory Transfer Event is consummated, or if such day is not a Business Day, as quoted in the Financial Times on the immediately preceding Business Day.
Applicable Laws: means any and all applicable laws (whether civil, criminal or administrative) including, but not limited to, common law, statutes, subordinate legislation, treaties, regulations, directives, decisions, by-laws, circulars, codes, orders, notices, demands, decrees, injunctions, guidance, judgments or resolutions of a parliamentary government, quasi-government, federal, state or local government, statutory, administrative or regulatory body, court or agency in any part of the world which is in force or enacted from time to time.
A person shall be deemed the “Beneficial Owner” of, and shall be deemed to “beneficially own”, and shall be deemed to have “Beneficial Ownership” of, any securities as determined in accordance with Rule 13d-3 under the Exchange Act, as in effect on the date of this Agreement (but disregarding the phrase “within sixty days” in paragraph (d)(1)(i) thereof), including, without limitation, pursuant to any contract, arrangement or understanding (whether or not in writing), any relationship or otherwise. Without duplicative counting of the same securities by the same person, securities Beneficially Owned by a person shall be deemed to include (a) all securities Beneficially Owned, directly or indirectly, by such person, any of such person’s Affiliates and any other person with which or whom such person or such person’s Affiliates would constitute a Group and (b) all securities which are the subject of, or the reference securities for, or that underlie, any Derivative Interest held by such person or any of such person’s Affiliates, with the number of ordinary (or common) shares or voting securities deemed Beneficially Owned being the notional or other number of ordinary (or common) shares or voting securities specified in (or determined pursuant to) the documentation evidencing the Derivative Interest as being subject to be acquired upon the exercise or settlement of the Derivative Interest or as the basis upon which the value or settlement amount of such Derivative Interest is to be calculated in whole or in part.
Blocking Third Party Intellectual Property: has the meaning given to such term in the Collaboration Agreement (it being understood and agreed that with respect to any product based on a Company Product that is not a Product, the same definition shall apply mutatis mutandis).
Board: means the board of directors of the Company as constituted from time to time.

Business Cessation: means, at any time following a Specified Collaboration Termination and for a continuous period of at least six consecutive months, the failure of the Company to perform (directly or indirectly through any of its Subsidiaries, licensees, sublicensees, contractors, or agents (in a good faith manner with a view to furthering the business of the Company)) any activity involving the planning or conduct of any research, development, manufacture or commercialization of an R&D Candidate, Product, or any other compound, molecule, macromolecule, vaccine or pharmaceutical product (other than any such failure to perform due to a Force Majeure Event or a prohibition, injunction or similar restraint imposed by Applicable Law or by order of any governmental agency, court or other body of competent jurisdiction).
Business Day: means a day (other than a Saturday or Sunday) when banks in Dublin, Ireland and New York, New York are open for business.
Business Intellectual Property: has the meaning given to such term in the Asset Purchase Agreement.
Calendar Quarter: means a quarter of a Calendar Year, based on the applicable thirteen week or fourteen week periods under the Jupiter Universal Calendar for that year.
Calendar Year: means a calendar year based on the Jupiter Universal Calendar for that year.
Capital Call Period: means the period beginning on the date of this Agreement and ending on the date on which Jupiter Sub-1 and Lucky Sub-1 are no longer required to fund Shared Contributions pursuant to clause 6.4.
Change of Control: means, at any time on or after the date of this Agreement, with respect to Lucky Parent or Jupiter PubliCo (and any of their respective successors), as the context may require:
     (a) the acquisition, directly or indirectly (including by way of American Depositary Shares), by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), of Beneficial Ownership of 50% or more of either (i) the then outstanding ordinary (or common) shares of such company (the “Outstanding Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of such company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); provided, however, that for purposes of this subclause (a), any acquisition of securities of such company by any person pursuant to a transaction which complies with clauses (i) and (ii) of subclause (c) of this definition shall not constitute a Change of Control of such company; or
     (b) individuals who, as of the date hereof, constitute the Board of Directors of such company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors of such company; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by such company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board of Directors of such company; or
     (c) consummation of a merger, consolidation, scheme of arrangement or other similar extraordinary transaction, or sale or other disposition of the Requisite Amount of the assets (any of the foregoing, a “Business Combination”) of such company, in each case, unless, immediately following such Business Combination, (i) the individuals and entities who were the Beneficial Owners, respectively, of the Outstanding Common Stock and Outstanding Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation or other entity resulting from such Business Combination (including a corporation which as a result of such transaction owns the then outstanding securities of such company or the Requisite Amount of such company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Common Stock and Outstanding Voting Securities, as the case may be, and (ii) more than 50% of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board of Directors of such company, providing for such Business Combination; or
     (d) without prejudice to clause 11, (i) with respect to Lucky Parent, the acquisition of ownership, directly or indirectly, beneficially or of record, by any person other than Lucky Parent or a wholly owned subsidiary of Lucky Parent of any common stock (or other equity interests) in Lucky Sub-1 or Lucky Sub-2 or (ii) with respect to Jupiter PubliCo, the acquisition of ownership, directly or indirectly, beneficially or of record, by any person other than Jupiter PubliCo or a wholly owned subsidiary of Jupiter PubliCo of any common stock (or other equity interests) in Jupiter Sub-1 or Jupiter Sub-2.
Class C Share: means a redeemable senior preferred share of $0.01 in the capital of the Company which may be issued from time to time to a non-defaulting Shareholder pursuant to clause 6.8 and to an Electing Holder pursuant to clause 6.10 in exchange for cash subscriptions. Each Class C Share shall be redeemable (at the option of the Company only) and shall carry no voting rights or economic rights other than the right to receive preferential dividends of 15.00% per annum and the right (for each Class C Share) to receive $1.00 on a winding up or on a redemption, plus any accrued and unpaid preferential dividends of 15.00% per annum on each Class C Share, as provided in clauses 7.1(c) and (d). The subscription price per Class C Share shall be $1.00.

Class O-E Share: means a non-voting ordinary share of $0.01 in the capital of the Company. The Class O-E Shares shall carry no voting rights and shall have the right to receive payments as provided in clauses 7.1(e) and (g) on a pro rata basis with the Class O-J Shares.
Class O-J Share: means a voting ordinary share of $0.01 in the capital of the Company. The Class O-J Shares shall carry voting rights and shall have the right to receive payments as provided for in clauses 7.1(a) and 7.1(b), and, on a pro rata basis with the Class O-E Shares, as provided for in clauses 7.1(e) and (g).
Closing: has the meaning given to such term in the Asset Purchase Agreement.
Closing Date: has the meaning given to such term in the Asset Purchase Agreement.
Closing Date IP: means the Business Intellectual Property transferred to Company as of the Closing Date under the Asset Purchase Agreement that is necessary for the research, development, manufacture or commercialization of any Product or R&D Candidate for use in the Field.
Company Product: has the meaning given to such term in the Asset Purchase Agreement.
Contract: has the meaning given to such term in the Asset Purchase Agreement.
Contribution Agreement: means a contribution agreement to be entered into in accordance with clause 6.5 and clause 6.9, in the form attached as Exhibit B hereto.
Control: means, with respect to any designated Intellectual Property or right therein granted by one party to another hereunder, the possession (whether by ownership or license, other than pursuant to this Agreement) by the party of the ability to grant access and/or a license to the other as provided herein under such Intellectual Property or right therein without violating the terms of any agreement or other arrangement with any third party existing before the date of such grant.
Covers the product: means, with respect to a product (including any Product or any finished form of a Company Product) sold in a country, that (i) a Valid Claim literally encompasses, whether generically or specifically, the product or an active pharmaceutical ingredient (whether an R&D Candidate or another Company Product) in such product, or any labeled indication or use of such product, or (ii) a Valid Claim in a country (whether the country of sale or another country) where the R&D Candidate or other active pharmaceutical ingredient of such product sold in the country of sale was manufactured that literally encompasses, whether generically or specifically, the manufacture of the R&D Candidate in the product.
Deed Poll of Adherence: means a deed poll of adherence to this Agreement in the form attached as Exhibit C hereto.
Derivative Interest: means any derivative security (as defined under Rule 16a-1 under the Exchange Act) that increases in value as the value of some other ordinary (or common) share or voting security increases, including, but not limited to, a long convertible security, a long call option and a short put option position, in each case regardless of whether (x) such derivative security conveys any voting rights in such other ordinary (or common) share or voting security or (y) any transaction hedges the economic effect of such derivative security; provided that Derivative Interest shall only include any such derivative security if and to the extent that, by its terms, such derivative security entitles the holder thereof to receive the underlying ordinary (or common) shares upon exercise or conversion, as applicable, of such derivative security.
Development Program: has the meaning given to such term in the Collaboration Agreement.
Divested Assets: has the meaning given to such term in the Collaboration Agreement.
Encumbrance: means any mortgage, charge (fixed or floating), pledge, lien, hypothecation, guarantee, trust, right of set-off or other third party right or interest (legal or equitable), including any assignment by way of security, reservation of title or other security interest of any kind, howsoever created or arising, or any other agreement or arrangement (including a sale and repurchase agreement) having a similar effect. The term “Encumber” shall have a correlative meaning.
Enhancing Third Party Intellectual Property: has the meaning given to such term in the Collaboration Agreement (it being understood and agreed that with respect to any product based on a Company Product that is not a Product, the same definition shall apply mutatis mutandis).
Exchange Act: means the Securities Exchange Act of 1934, as amended.
Field: has the meaning given to such term in the Collaboration Agreement.
First Commercial Sale: has the meaning given to such term in the Collaboration Agreement.
Force Majeure Event: means any labor strike, act of God, act of a public enemy, act of terrorism, riot or other event that interrupts the operation of the Company’s business, which other event arises from circumstances beyond the reasonable control of the Company.
Funding Percentage: means, at any time:
     (a) with respect to Jupiter Sub-1, the quotient (expressed as a percentage) obtained by dividing (i) the total number of Class O-J Shares held by the Jupiter Shareholders at such time by (ii) the sum of (x) total number of Class O-J Shares held by the Jupiter Shareholders at such time plus (y) the total number of Class O-E Shares held by the Lucky Shareholders at such time (such sum, the “Funding Percentage Denominator”); and

     (b) with respect to Lucky Sub-1, the quotient (expressed as a percentage) obtained by dividing (i) the total number of Class O-E Shares held by the Lucky Shareholders at such time by (ii) the Funding Percentage Denominator.
G-7 Country: means any of Canada, France, Germany, Italy, Japan, the United Kingdom or the United States of America.
Group: means two or more persons acting, formally or informally, as a partnership, limited partnership, syndicate or other group or pursuant to any agreement, arrangement or understanding, in any event, for purpose of acquiring, holding, voting or disposing of securities.
holding company: has the meaning given to it in section 155 of the Companies Act 1963.
Indebtedness: of any person means (i) all obligations of such person for borrowed money, (ii) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such person upon which interest charges are customarily paid by such person, other than trade credit incurred in the ordinary course of business, (iv) all indebtedness of others secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed, (v) all capital lease obligations, purchase money obligations and synthetic lease obligations of such person, (vi) any advance or deferred purchase agreement if one of the primary reasons behind entering into the agreement is to finance the acquisition or construction of the asset or service in question, (vii) all obligations of such person for the reimbursement of any obligor in respect of letters of credit, letters of guaranty, bankers’ acceptances and similar credit transactions (other than any such letter, acceptance or similar transaction entered into in the ordinary course of business and not drawn (or, if drawn, not repaid within five Business Days thereafter)) and (viii) any amount of any liability in respect of any guarantee or counter-indemnity for any of the items referred to in subclauses (i) through (vii) above.
Initial Contribution Agreement: means the Contribution Agreement to be entered into in accordance with clause 6.1 between Jupiter Sub-1 and the Company, in the form attached as Exhibit D hereto.
Intellectual Property: has the meaning given to such term in the Asset Purchase Agreement.
JSC: has the meaning given to such term in the Collaboration Agreement.
Jupiter Shareholders: means Jupiter Sub-1, Jupiter Sub-3 and any of their Affiliates which may hold Shares as a result of a Transfer permitted by clause 11.2.
Jupiter Shares: means, at any time, the Shares then held by the Jupiter Shareholders.
Jupiter Universal Calendar: means the universal calendar Jupiter PubliCo uses as part of its financial reporting system, as provided to the Company from time to time by Jupiter Sub-1 and consistent with the universal calendar attached as Exhibit F hereto.

License and Grant-Back Agreement: has the meaning given to such term in the Asset Purchase Agreement.
Loan: means the loan made by the Company to Jupiter Sub-2 pursuant to the Loan Agreement.
Loan Agreement: means the Loan Agreement to be entered into in accordance with clause 6.2 between the Company and Jupiter Sub-2, in the form attached as Exhibit E hereto.
Loss: has the meaning given to such term in the Asset Purchase Agreement.
Lucky Parent Ordinary Shares: means ordinary shares of Lucky Parent, par value €0.05 per share.
Lucky Shareholders: means Lucky Sub-1 and any of its Affiliates that may hold Shares as a result of a Transfer permitted by clause 11.2.
Lucky Shares: means, at any time, the Shares then held by the Lucky Shareholders.
Non-Triggering Party: means, with respect to any Obligatory Transfer Event (i) Jupiter Sub-1 if such Obligatory Transfer Event occurs with respect to any Lucky Shares or (ii) Lucky Sub-1 if such Obligatory Transfer Event occurs with respect to any Jupiter Shares.
person: means any individual, firm, company, corporation, partnership, limited liability company, trust, joint venture, business association, governmental entity or other entity (whether or not having a separate legal personality).
Positive Cash Flow Date: means, following the date of the first commercial sale of any product by or on behalf of the Company in a G7 Country, the first day of the Calendar Quarter immediately following the first Calendar Quarter for which the Company and its Subsidiaries shall have generated positive cash flow from operations on a consolidated basis (determined in accordance with GAAP or IFRS, as applicable, but without giving effect to any milestone payments made to the Company pursuant to the Collaboration Agreement during such first Calendar Quarter).
Post-Closing IP: means the Intellectual Property developed by the Company in conducting the Business during the period running from the Closing Date until any Business Cessation that is necessary for the research, development, manufacture or commercialization of any Product or R&D Candidate for use in the Field.
Product: has the meaning given to such term in the Collaboration Agreement.
R&D Candidate: has the meaning given to such term in the Collaboration Agreement.
Research Term: has the meaning given to such term in the Collaboration Agreement.
Reference Purchase Price means $9.32.
Requisite Amount: means, at any date of determination, assets which in the aggregate (i) have a fair market value exceeding 50% of the fair market value of all of the assets of a person and its Subsidiaries, determined on a consolidated basis as of the last day of the most recently-completed fiscal quarter of such person ended prior to such date of deter-mination for which financial statements are in existence or (ii) were used to generate more than 50% of the gross revenues of a person and its Subsidiaries, determined on a consolidated basis for the most recent four consecutive fiscal quarters of such person ended prior to such date of determination for which financial statements are in existence.
Research Program: has the meaning given to such term in the Collaboration Agreement.
Restricted Period: means the period beginning on the date hereof and ending on the third anniversary of the Closing Date.
Royalty Agreement: means that certain royalty letter agreement between Lucky Sub-2 and the Company executed pursuant to the Asset Purchase Agreement and dated as of the date hereof, as amended from time to time.
Shareholder: means, at any time, any person that, at such time, holds one or more Shares as a result of an issuance or Transfer made in compliance with this Agreement.
Shares: means the Class C Shares, the Class O-E Shares and the Class O-J Shares in issue from time to time.
Sharing Percentage: means, at any time:
     (a) with respect to any Jupiter Shareholder, the quotient (expressed as a percentage) obtained by dividing (i) the total number of Class O-J Shares held by such Jupiter Shareholder at such time by (ii) the sum of (x) the total number of Class O-J Shares held by all Jupiter Shareholders at such time plus (y) the total number of Class O-E Shares held by all Lucky Shareholders at such time (such sum, the “Sharing Percentage Denominator”); and
     (b) with respect to any Lucky Shareholder, the quotient (expressed as a percentage) obtained by dividing (i) the total number of Class O-E Shares held by such Lucky Shareholder at such time by (ii) the Sharing Percentage Denominator.
Specified Activities: means the use, by Lucky Parent and/or any of its subsidiaries, of medical science liaisons (MSLs) and visiting key opinion leaders (KOLs) at no more than 10% of the major teaching hospitals in the United States (as selected with Lucky Parent) and no more than 10% of the clinical trial centers for the development of products under the Collaboration Agreement (as selected with Lucky Parent), in each case, for the purpose of obtaining reasonable and customary insight into the treatment of Alzheimer’s disease and gaining and enhancing scientific knowledge regarding Alzheimer’s disease; provided that (i) all such performance shall be in compliance with the policies, protocols, procedures and such other terms and conditions as the Company may specify from time to time, including with respect to permissible scope of activity, treatment of confidential information, health care compliance and adverse event reporting requirements and (ii) in no event shall such performance exceed 20% of the total efforts by or on behalf of the Company at any such teaching hospitals or clinical trial centers.

Specified Collaboration Documents: has the meaning given to such term in the Asset Purchase Agreement.
Specified Collaboration Termination: means a termination of the Collaboration Agreement (i) pursuant to Sections 13.2.1, 13.6.1 or 13.7.3 of the Collaboration Agreement, in each case, if the Company is the terminating party, (ii) pursuant to Section 13.5.1 of the Collaboration Agreement, if Wyeth (or its successor) is the terminating party or (iii) that is effected by voluntary agreement of the Company and Wyeth (or its successor), other than pursuant to any express Section of the Collaboration Agreement.
Subsidiary: means, with respect to any person and at any time, another person, an amount of the voting securities, other voting ownership or voting partnership interests of which that is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person or by another subsidiary of such person at such time.
Transfer: means, whether directly or indirectly (by merger, scheme of arrangement, operation of law or otherwise), any sale, assignment, license, sublicense, conveyance, transfer, donation or any other means to dispose of, or pledge, hypothecate or otherwise Encumber in any manner whatsoever, or permit or suffer any Encumbrance of, any Shares or any interest in Shares or other interest in the Company.
Triggering Parties: means, with respect to any Obligatory Transfer Event (i) the Jupiter Shareholders if such Obligatory Transfer Event occurs with respect to any Jupiter Shares or (ii) the Lucky Shareholders if such Obligatory Transfer Event occurs with respect to any Lucky Shares.
Valid Claim: means, in reference to a particular time that a product is sold in a country, any claim that at such time is: (a) granted in any unexpired and issued patent included in the Closing Date IP or Post-Closing IP that has not been revoked or held unenforceable or invalid by a final decision of a court or other governmental agency of competent jurisdiction, or that has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue or disclaimer or otherwise; or (b) pending in a nonprovisional patent application included in the Closing Date IP or the Post-Closing IP that has not lapsed or been cancelled, withdrawn or abandoned without the possibility of revival, but excluding any such claim that is pending after the earlier of fifteen (15) years from the earliest priority date claimed for such application and ten (10) years from the first commercial sale of such product (where the meaning of “first commercial sale” has the same meaning as First Commercial Sale as applicable mutatis mutandi).
1.2	Each of the following terms is defined in the clause of this Agreement indicated below:

Term:	Clause:
Agreement	Recital
Asset Purchase Agreement	Recital

Term:	Clause:
Business	2.1
Call Notice	12.4
Close-Out License	18.7
Close-Out Licensee	18.7
Collaboration Agreement	Recital
Company	Recital
Competitive Activities	8.1	(a)
Competing Assets	8.3
Consolidation Objective	5.21
Confidential Information	17.1
Divested Asset Commitment	18.5
Early Reference Date	18.7
Electing R&D Holder	18.10
Election Date	18.5
Election Notice	18.7
Electing Holder	6.10
Experts	12.3
Fair Value	13.1
First Offer Notice	11.3
Funding Default	6.7
GAAP	9.5
IFRS	9.5
Indemnitee	18.9
Indemnity Amount	6.2
Jupiter Expert	12.3
Jupiter Parent	Recital
Jupiter PubliCo	10.2
Jupiter Sub-1	Recital
Jupiter Sub-2	Recital
Jupiter Sub-3	Recital
Jupiter Sub Director	5.2
Lucky Expert	12.3
Lucky Parent	Recital
Lucky Sub-1	Recital
Lucky Sub-2	Recital
Lucky Sub Director	5.2
Non-Collaboration Candidate	18.10
Non-Transferring Shareholder	11.3
Obligatory Transfer Event	12.1
Obligatory Transfer Notice	12.2
Priority Dividend	6.3
Priority Dividend Amount	6.3

Term:	Clause:
Refund Option	6.8
Repayment Amount	6.2
Rights Holder	18.9
Sale Shares	12.3
Shared Contributions	6.4
Subscriber Shares	Recital
Third Bank	13.1
Transferring Shareholders	11.3
Valuation	13.1
Wyeth	Recital
1.3	All dollar ($) amounts specified in this Agreement are United States dollar amounts.

1.4	References to persons are deemed to include references to natural persons, firms, partnerships, companies, corporations, associations, bodies corporate, trusts, investment funds, governments, states or agencies (in each case whether or not having a separate legal personality), but references to individuals are deemed to be references to natural persons only.

1.5	Clause headings shall not affect the interpretation of this Agreement. A reference to a clause is a reference to a clause of this Agreement. Words importing the singular include the plural and vice versa and words importing the masculine include references to the feminine and neuter and vice versa.

1.6	A reference to writing or written includes faxes but not e-mail.

1.7	Where the words include, includes or including are used in this Agreement, they are deemed to have the words “without limitation” following them.

1.8	Any obligation in this Agreement on a person not to do something includes an obligation not to agree or allow that thing to be done.

1.9	Where the context permits, other and otherwise are illustrative and shall not limit the sense of the words preceding them.

1.10	References to times of day are, unless the context requires otherwise, to Dublin, Ireland time and references to a day are to a period of 24 hours running from midnight on the previous day.

1.11	References to acts, statutory instruments and other legislation are, unless the context requires otherwise, references to legislation operative in Ireland and to such legislation as modified, consolidated, amended or re-enacted from time to time and any subordinate legislation made under that legislation from time to time.

2.	The business of the Company

2.1	The business of the Company shall be to carry out business of the type contemplated by the Collaboration Agreement and business and activities in furtherance thereof (the “Business”).

3.	Closing

3.1	Immediately prior to the Closing, Jupiter Sub-1 and Jupiter Sub-3 shall procure that shareholder and board resolutions of the Company are passed as may be necessary to:
(a)	approve the resignation of Gerard Anthony Collins and Charles Bryan Mohally as directors of the Company, and the resignation of Gerard Anthony Collins as secretary of the Company;

(b)	appoint each of the initial Jupiter Sub Directors (as designated by Jupiter Parent);

(c)	appoint each of the initial Lucky Sub Directors (as designated by Lucky Parent);

(d)	appoint the chairman of the Board (as designated by Jupiter Parent);

(e)	appoint the secretary of the Company (as designated by Jupiter Parent);

(f)	resolve that the registered office of the Company shall be located at Little Island Industrial Estate, Little Island, Co. Cork, in the Republic of Ireland;

(g)	appoint PricewaterhouseCoopers LLP as the auditors of the Company; and

(h)	resolve that the Company’s financial year shall end on the last day of the applicable Calendar Year.
3.2	At Closing:
(a)	the parties shall procure (i) that the Company shall issue credited as fully paid 499 Class O-E Shares to Lucky Sub-1 in consideration for the sale and transfer of the Acquired Assets contemplated by the Asset Purchase Agreement and (ii) that Lucky Sub-1 is entered in the register of members of the Company as the holder of such Class O-E Shares and that a share certificate is issued to Lucky Sub-1 in respect of all such shares (which certificate shall contain appropriate legends regarding transferability); and

(b)	the parties shall procure that the Initial Contribution Agreement and Loan Agreement are executed by Jupiter Sub-1, Jupiter Sub-2 and the Company (as applicable).
3.3	The parties waive, or agree to procure the waiver of, any rights or restrictions which may exist in the articles of association of the Company or otherwise which might prevent the allotment and issue of the shares contemplated by clause 3.2.

4.	Absence of a Closing

4.1	In the event the Asset Purchase Agreement is terminated in accordance with its terms prior to the Closing, this Agreement shall become null and void and of no further force and effect at the time of such termination.

5.	Directors and management

5.1	Subject to the following sentence, the Board is hereby granted full and complete authority to supervise and manage the business, property and affairs of the Company and its Subsidiaries. Subject to Applicable Law, the Board is hereby empowered to take, and to cause the Company and its Subsidiaries to take, any and all actions the Board deems necessary or appropriate in its discretion, subject only to the prior written approval of each Shareholder (which approval shall not be unreasonably withheld) before taking any action in relation to:
(a)	any amalgamation or merger of the Company with any other company or business undertaking (whether by scheme of arrangement or otherwise), or any sale or other disposition of all or substantially all the assets of the Company and its Subsidiaries, taken as a whole;

(b)	any termination of the Collaboration Agreement pursuant to Section 13.5 (Failure to Reach Certain Net Sales Levels) thereof (it being agreed that the Company shall consult with Lucky Parent in connection with any termination of the Collaboration Agreement by the Company but that the consent of Shareholders shall not be required for any terminations of the Collaboration Agreement other than pursuant to Section 13.5);

(c)	without limiting clause 19.1, any amendment or modification of, or waiver to, the terms of the Collaboration Agreement, which amendment, modification or waiver by its terms (i) reduces the Company’s share of Pre-tax Profits (as defined in the Collaboration Agreement) or (ii) affects the economic interests of a Jupiter Shareholder in this Agreement differently than the economic interests of a Lucky Shareholder in this Agreement;

(d)	any sale or assignment of the Company’s interest in the Collaboration Agreement;

(e)	any sale or assignment of any asset of the Company or any of its Subsidiaries that would adversely affect in any material respect the Company’s ability to perform under the Collaboration Agreement (other than compulsory sales or assignments required by Applicable Law);

(f)	without limiting clause 16.2, any amendment to the Company’s memorandum of association or articles of association (for clarity, any increase to the authorized Class C Shares of the Company shall not be regarded as an amendment to the Company’s memorandum of association or articles of association);

(g)	at any time during the Capital Call Period (other than following a Funding Default by Lucky Sub-1), the incurrence of Indebtedness by the Company or any of its Subsidiaries (it being agreed that the consent of Shareholders shall not be required for the actions referred to in this subclause (g) at any time following the Capital Call Period), except Indebtedness owing to the Company or a Subsidiary of the Company; provided that no Person other than the Company or a Subsidiary of the Company holds any interest in such Indebtedness;

(h)	at any time during the Capital Call Period and other than the issuance of Class C Shares pursuant to clause 6, the creation, allotment or issuance of any share or other equity interest in the Company (or any Derivative Interest in respect thereof), unless such creation, allotment or issuance is made pro rata to the Shareholders in accordance with their respective Sharing Percentage (it being agreed that, subject to clauses 6.9 and 6.10, the consent of Shareholders shall not be required for the actions referred to in this subclause (h) at any time following the Capital Call Period);

(i)	other than the redemption of Class C Shares pursuant to clause 7, the repurchase or redemption of any other share or other equity interest in the Company (or any Derivative Interest in respect thereof), unless such repurchase or redemption is made pro rata to the Shareholders in accordance with their respective Sharing Percentage;

(j)	any transaction, by the Company or any of its Subsidiaries, with any Affiliate of the Company, except (i) transactions on terms and conditions that are consistent in all material respects with the results that would have been realized if the Company or such Subsidiary had engaged in such transaction under the same circumstances with an unaffiliated third party (such determination to be made in good faith by the Company applying the guidelines and methodologies of Affiliated entities of the Company), (ii) transactions between or among the Company and its Subsidiaries and (iii) transactions expressly contemplated by this Agreement;

(k)	the incurrence, by the Company or any of its Subsidiaries, of any expense not relating to the Business;

(l)	the registration of any Shares of the Company in connection with a proposed initial public offering or any listing of any Shares on an exchange or other quotation system;

(m)	the performance, by the Company or any of its Subsidiaries, of any manufacturing activities (it being agreed that, subject to subclause (j) above, the consent of Shareholders shall not be required for manufacturing activities performed by any Affiliate of Jupiter Parent (other than the Company and its Subsidiaries) on the Company’s behalf or at its request, whether through subcontracting or other arrangements);

(n)	other than amendments expressly contemplated by clause 6.2, the amendment, waiver or termination of the Loan Agreement at any time prior to the repayment in full of the Loan (it being agreed that demands for payment of principal in respect of the Loan shall not require the consent of Shareholders);

(o)	at any time prior to the termination of the Collaboration Agreement, the winding up of the Company; or

(p)	without limiting subclause (h) above, the variation of rights attaching to any of the Shares.
Except as otherwise provided in the preceding sentence, neither Lucky Parent nor any of its Affiliates shall have any right to approve of or consent to any actions of the Board, the Company or any of its Subsidiaries (other than any right arising by virtue of Lucky Parent’s right to appoint the Lucky Sub Directors). Each party acknowledges and agrees that, except as otherwise provided in this clause 5.1, the Board will manage the affairs of the Company and its Subsidiaries in accordance with its own business judgment and the exercise of such judgment will materially affect the economic returns realized by the Shareholders hereunder and by Lucky Sub-2 under the Royalty Agreement. Each party understands the significant risks and uncertainties relating to the research, development and commercialization of pharmaceutical products, including the possibility that there may be no First Commercial Sale of any product under the Collaboration Agreement, and each party agrees not to challenge any decision or action taken by the Board in good faith in the exercise of its own business judgment, except to the extent any such action or decision violates any provision of this Agreement and without prejudice to any party’s rights under Applicable Law. For clarity, no party shall be required to take any action on the Company’s behalf or in furtherance of its business other than actions pursuant to the express obligations of such party under this Agreement.
5.2	The Board shall be comprised of seven directors, five of whom shall be appointed by the Jupiter Shareholders (each, a “Jupiter Sub Director”) and two of whom shall be appointed by the Lucky Shareholders (each, a “Lucky Sub Director”). At least one

Lucky Sub Director and at least three Jupiter Sub Directors shall be residents of the Republic of Ireland. The Lucky Sub Directors shall not, and neither is authorized to, take any actions on behalf of the Company or any of its Subsidiaries, other than actions expressly authorized by this Agreement and actions contemplated by this clause 5 that are incidental to the office of a director. In the event any Subsidiary of the Company shall form a board of directors (or other similar governing body), or if the Board or any such board of directors or governing body of a Subsidiary shall form any committee or sub-committee, the rights of the Jupiter Shareholders and the Lucky Shareholders to appoint directors to the Board shall apply mutatis mutandis to any such board of directors (or other governing body) or to any such committee or sub-committee, and any such representation shall be in direct proportion to the Jupiter Shareholders’ and the Lucky Shareholders’ representation on the Board.
5.3	Each director shall serve until the earlier of such director’s death, resignation or replacement in accordance with this Agreement.
5.4	The post of chairman shall be held by a Jupiter Sub Director, as designated by Jupiter Parent. The chairman shall not have a casting vote. If the chairman for the time being is unable to attend any meeting of the Board, Jupiter Parent shall be entitled to appoint another Jupiter Sub Director to act as chairman at such meeting.
5.5	Each of Jupiter Parent and Lucky Parent shall have the sole right to replace its appointees to the Board (or fill any vacancy on the Board due to the death or resignation of any of its appointees to the Board) at any time and from time to time in its discretion upon written notice to the other Shareholders and to the Company. Any such replacement (or appointment) shall take effect on the date on which notice of the same is received by the other Shareholders and the Company or, if a later date is given in the notice, on such later date. For clarity, no director may be removed from the Board by any person other than the party that appointed such director.
5.6	The party replacing a director shall indemnify and keep indemnified the Company against any claim connected with the director’s removal from office.
5.7	Any director may resign at any time by giving written notice to the Shareholders and to the Company. Any such resignation shall take effect on the date on which notice of the same is received by the Shareholders and the Company or, if a later date is given in the notice, on such later date.
5.8	A director may, and at the request of a director the secretary shall, call a meeting of the Board; provided that (i) there shall be at least four meetings of the Board in each

Calendar Year and (ii) not more than one meeting of the Board may be called (or requested) by the Lucky Sub Directors (taken together) during any three-month period.
5.9	Meetings of the Board may be held in person at such location in the Republic of Ireland as may be agreed by the Shareholders (it being agreed that all meetings of the Board shall be held with a majority of directors participating in the meeting physically present in the Republic of Ireland). Subject to the prior sentence, any director may attend any meeting of the Board by way of teleconference, videoconference or other similar communications equipment so long as all directors participating in such meeting can hear one another at the time of such meeting. Participation in a meeting of the Board via teleconference, videoconference or other similar communications equipment in accordance with the preceding sentence shall constitute presence in person at such meeting.
5.10	The parties shall ensure that at least seven days’ notice of a meeting of the Board is given to all directors then constituting the Board, accompanied by an agenda specifying in reasonable detail the matters to be raised at the meeting. Matters absent from such agenda may not be raised at a meeting of the Board unless at least one Jupiter Sub Director and one Lucky Sub Director consent (it being agreed that the failure of any director to raise an objection shall be deemed consent of such director for purposes of this sentence).
5.11	A shorter period of notice of a meeting of the Board may be given if at least one Jupiter Sub Director and one Lucky Sub Director so agree in writing; provided that the prior consent of a Lucky Sub Director shall not be required if (a) the urgency of the matter giving rise to the meeting in question requires the Board to promptly take action (as reasonably determined by the Jupiter Sub Directors) and (b) at least 24 hours has elapsed from the time a notice of such meeting was given to the Lucky Sub Directors.
5.12	The quorum at any meeting of the Board (including adjourned meetings) for which notice was provided is a majority of the directors then constituting the Board. For clarity, neither Lucky Sub Director shall be required to be present for quorum purposes if the requirements of the preceding sentence are otherwise satisfied. A majority of the directors present at a meeting of the Board may adjourn the meeting, whether or not a quorum is present.
5.13	No business shall be conducted at any meeting of the Board unless a quorum is present at the beginning of the meeting and at the time when there is to be voting on any business.
5.14	If a quorum is not present within 30 minutes after the time specified for the meeting of the Board in the notice of meeting, then the meeting shall be adjourned.

5.15	The parties shall use their respective reasonable endeavours to ensure that every meeting of the Board and every general meeting of the Company has the requisite quorum.
5.16	The vote of a majority of the directors present at a meeting of the Board at which a quorum is present shall be the act of the Board. For clarity, no vote of either Lucky Sub Director shall be required if the requirements of the preceding sentence are otherwise satisfied.
5.17	The Board may take action in the absence of a meeting upon the written consent of each director then constituting the Board.
5.18	If any Jupiter Sub Director or any Lucky Sub Director is absent from a meeting of the Board, the absent director may appoint any person to act as his alternate at such meeting. For the purposes of such meeting the alternate director:
(a)	shall be deemed to be the Jupiter Sub Director or Lucky Sub Director that shall have appointed him for all purposes of this Agreement, and such alternate director may vote in place of the absent Jupiter Sub Director or Lucky Sub Director; and

(b)	where the person appointed as an alternate is already a director of the Company in his own right, such person shall also be a director (and may vote) in his own right.
5.19	The Shareholders and the Board shall regularly monitor and review the tax residency status of the Company and, where necessary, take such action as may be required or considered necessary or appropriate to ensure that the Company shall at all times remain resident for tax purposes in the Republic of Ireland.
5.20	The Shareholders and the Board shall procure that all key strategic decisions relating to the Business shall be discussed, resolved and made in the Republic of Ireland.
5.21	The parties hereby acknowledge that the provisions of this Agreement have been structured with a view to permitting the financial results of the Company to be consolidated with the consolidated financial statements of Jupiter PubliCo, subject to any accounting for minority interest (the “Consolidation Objective”). In the event that, as a result of a change in GAAP, IFRS or other Applicable Law after the date of this Agreement, Jupiter PubliCo is advised by its independent auditors that the foregoing provisions of this clause 5 conflict with the Consolidation Objective, the parties shall cooperate in good faith to prepare, execute and deliver an amendment to this Agreement to revise such of the foregoing provisions of this clause 5 as are necessary (based on the advice of such independent auditors) to give effect to the Consolidation Objective;

provided that nothing in this clause 5.21 shall require Lucky Parent or any of its Affiliates to prepare, execute or deliver any such amendment in the event the terms of such amendment could reasonably be expected to adversely affect, in any material respect, the economic interests of the Lucky Shareholders in this Agreement.
6.	Loan; Cash Contributions; Class C Shares
6.1	At Closing Jupiter Sub-1 shall provide a cash contribution to the Company in the amount of five hundred million dollars ($500,000,000.00) pursuant to the terms of the Initial Contribution Agreement.
6.2	Immediately following Closing, the Company and Jupiter Sub-2 shall enter into the Loan Agreement, and the Company shall fund the Loan. In the event Jupiter Sub-2 repays all or any portion of the principal amount of the Loan to fund or otherwise cover all or any portion of a Loss for which the Company is entitled to indemnification under Article VIII of the Asset Purchase Agreement (the amount of such Loss funded or covered by a Loan repayment, the “Repayment Amount”) and the Company subsequently is indemnified for all or any portion of such Loss at any time prior to the Positive Cash Flow Date (the amount of any such indemnity, not to exceed the Repayment Amount, the “Indemnity Amount”), then upon receipt of the Indemnity Amount the Company shall loan to Jupiter Sub-2 an amount equal to the Indemnity Amount (and in connection therewith Jupiter Sub-2 hereby agrees to execute any and all amendments to the Loan Agreement reasonably requested by the Company to increase the principal amount of the Loan to reflect the additional loan to Jupiter Sub-2 referred to above). The parties agree that under no circumstances shall interest or other charges accrue or be payable in respect of the Loan.
6.3	Jupiter Sub-2 shall repay the principal amount of the Loan at the times and in the amounts required by the Board. Once the Positive Cash Flow Date is determined to have occurred or a decision is made by the parties to voluntarily wind-up the Company, Jupiter Sub-2 shall promptly repay the then unpaid principal amount of the Loan (if any) (such amount, the “Priority Dividend Amount”), and upon receipt thereof the Company shall declare and make a payment on the Class O-J Shares (pro rata to the holders of the Class O-J Shares) equal to the Priority Dividend Amount (such dividend, the “Priority Dividend”) pursuant to clause 7.1(b). If for legal or other reasons the Priority Dividend cannot be paid by the Company on such date, the parties shall procure that it shall be paid as soon thereafter as is possible.
6.4	At any time after the earlier of (i) Jupiter Sub-2 has repaid the Loan in full and (ii) the Positive Cash Flow Date, cash contributions shall be offered by Jupiter Sub-1 and Lucky Sub-1 (pro rata in accordance with their respective Funding Percentage) at the times and in the amounts required by the Board, until Jupiter Sub-1 and Lucky Sub-1 (taken together) shall have offered and the Company shall have accepted an aggregate of four hundred million dollars ($400,000,000.00) pursuant to this clause 6.4 (the “Shared Contributions”). In connection with any Shared Contribution, and with the prior written consent of Jupiter Parent (not to be unreasonably withheld), Lucky Parent may designate any Affiliate of Lucky Sub-1 to fund, on Lucky Sub-1’s behalf, such Shared Contribution, and in connection therewith the parties shall enter into any reasonable arrangement requested by the Board to implement such alternative funding of the Shared Contribution at issue. For clarity, any such designation in accordance with the preceding sentence shall not relieve Lucky Sub-1 from its funding obligation with respect to the relevant Shared Contribution at issue, unless and until its allocable portion of such Shared Contribution is funded by the applicable designee.
6.5	Notwithstanding anything to the contrary, (i) the amount of any Loan repayment or cash contribution required by the Board shall not be greater than the projected cash needs of the Company and its Subsidiaries during the 180 days following the applicable repayment or contribution, as determined by the Board in good faith (for clarity, nothing in this subclause (i) shall limit the number of Loan repayments or capital contributions the Board may require during any period), (ii) in the event Jupiter Sub-1 repays all or any part of the Loan pursuant to clause 6.3 at any time after the Positive Cash Flow Date in an amount in excess of the Priority Dividend Amount, Jupiter Sub-1 and Lucky Sub-1 shall enter into any reasonable arrangement requested by the Board so that such excess is treated and funded as a Shared Contribution under clause 6.4 and (iii) no party shall be required to provide cash contributions or other capital to the Company in any amount or at any time other than as expressly provided for in this clause 6. For clarity, the aggregate amount of capital contributions required to be offered by Jupiter Sub-1 and Lucky Sub-1 under clause 6.4 shall be permanently reduced, on a dollar-for-dollar basis, as each contribution is made. All contributions pursuant to clause 6.4 shall be denominated in United States dollars, and shall be payable in integrals of $1.00. In connection with each contribution pursuant to clause 6.4, the relevant contributing Shareholder and the Company shall execute a Contribution Agreement in respect of each such capital contribution.
6.6	Each of Jupiter Sub-1 and Lucky Sub-1 agree to fund any and all capital contributions they are required to offer pursuant to clause 6.4 in immediately available funds in United States dollars within ten Business Days after the Board shall have provided written notice of the same (it being agreed that the Company hereby accepts any and all contributions offered pursuant to clause 6.4 without further action by any party).
6.7	In the event Jupiter Sub-2 fails to satisfy a repayment requirement in respect of the Loan under clause 6.3, or in the event Jupiter Sub-1 or Lucky Sub-1 fails to fund their share of a Shared Contribution for any reason (any such failure, a “Funding Default”), the

Company and the non-defaulting Shareholder shall be entitled, in connection with such Funding Default, to take all actions available under Applicable Law to enforce the terms of this Agreement. In the event of a Funding Default by Jupiter Sub-1 or Jupiter Sub-2, the Company shall provide Lucky Parent with prompt written notice thereof.
6.8	In the event a Funding Default shall occur with respect to any Shared Contribution, the non-defaulting Shareholder shall have the option (the “Refund Option”), exercisable by submitting written notice to the Company within thirty days of such default, to not proceed with the funding of its allocable portion of such Shared Contribution (in which case any amounts actually funded by the non-defaulting Shareholder in respect of such Shared Contribution shall be promptly refunded by the Company). If the Refund Option is not exercised, and without prejudice to clause 12.1(a), the non-defaulting Shareholder shall designate, by submitting written notice to the Company within fifteen days of the expiration or waiver of the Refund Option, the treatment of its share of such Shared Contribution as either (i) Indebtedness of the Company payable as and when demanded by the non-defaulting Shareholder and accruing interest at a rate per annum equal to 6.00% from the date initially funded or (ii) a subscription of Class C Shares, in which case the Company shall (x) issue to the non-defaulting Shareholder one fully-paid Class C Share for every one dollar of the related contribution funded by the non-defaulting Shareholder, (y) enter such non-defaulting Shareholder in the register of members of the Company as the holder of such Class C Shares and (z) if requested by such non-defaulting Shareholder, issue a share certificate to such non-defaulting Shareholder in respect of the Class C Shares so issued to such non-defaulting Shareholder (which certificate shall contain appropriate legends regarding transferability). In the event the non-defaulting Shareholder does not make such a designation within the relevant fifteen-day period, the Shareholder shall be deemed to have selected the issuance of Class C Shares under subclause (ii) above. If the Refund Option is exercised, and without prejudice to clause 12.1(a), the necessary funds may be raised as determined by the Board, including by obtaining external debt financing.
6.9	In the event the Board determines that the Company requires funds in excess of those provided for by clauses 6.3 or 6.4, the Board shall, in the case of each such determination, first offer Jupiter Sub-1 and Lucky Sub-1 the opportunity to provide additional cash contributions to the Company. Any such opportunity shall be offered to Jupiter Sub-1 and Lucky Sub-1 pro rata in accordance with their respective Funding Percentage. For clarity, no contribution shall be made pursuant to this clause 6.9 unless both Jupiter Sub-1 and Lucky Sub-1 (or any designee as provided below) fund the full amount offered to them in accordance with the preceding sentence. The Company, Jupiter Sub-1 and Lucky Sub-1 (or any designee as provided below) shall execute a Contribution Agreement in respect of any and all contributions offered pursuant to this clause 6.9. In connection with any contribution offered pursuant to this clause 6.9, and with the prior written consent of Jupiter Parent (not to be unreasonably withheld), Lucky

Parent may designate any Affiliate of Lucky Sub-1 to fund, on Lucky Sub-1’s behalf, its allocable portion of such contribution, and in connection therewith the parties shall enter into any reasonable arrangement requested by the Board to implement such alternative funding of the contribution at issue.
6.10	In the event one of Lucky Sub-1 or Jupiter Sub-1 declines to provide a contribution offered pursuant to clause 6.9 (the party not so declining, with respect to any such offer, an “Electing Holder”) and the Electing Holder wishes to provide all or any portion of the required funds, the Electing Holder shall have the option to contribute to the Company all or any portion of the required funds. Upon the funding by the Electing Holder of any such contribution, the Company shall: (a) issue to the Electing Holder one fully-paid Class C Share for every one dollar of the contribution funded by the Electing Holder; (b) enter such Electing Holder in the register of members of the Company as the holder of such Class C Shares; and (c) if requested by such Electing Holder, issue a share certificate to such Electing Holder in respect of the Class C Shares so issued to such Electing Holder (which certificate shall contain appropriate legends regarding transferability). In the event both Lucky Sub-1 and Jupiter Sub-1 decline to provide a contribution pursuant to clause 6.9 and this clause 6.10, the necessary funds may be raised as determined by the Board, including by obtaining external debt financing.
7.	Applications of cash and priorities on a winding up
7.1	Subject to the requirements of Applicable Law, within 75 days after each Calendar Quarter (and on such other days the Board may determine), the Company shall transfer all cash (if any) then available (as determined by the Board in good faith after taking into account all projected cash requirements and needs of the Company over a foreseeable period (including the repayment or payment of any Indebtedness or other liabilities), all projected revenue over such period and all appropriate reserves) to the Shareholders in the following priority:
(a)	first, in the event that Jupiter Sub-1 does not exercise its rights under clause 12.4 in respect of an Obligatory Transfer Event that is an Antidilution Obligatory Transfer Event, in payment of a dividend on the Class O-J Shares in an amount equal to the Aggregate Antidilution Amount to the Jupiter Shareholders pro rata in proportion to the number of Class O-J Shares then held by each of them, until such time as the full amount of the Aggregate Antidilution Amount is paid to the Jupiter Shareholders;

(b)	second, in payment of the Priority Dividend (if any) to the Jupiter Shareholders pro rata in proportion to the number of Class O-J Shares then held by each of them, until such time as the full Priority Dividend Amount is paid to the Jupiter Shareholders;

(c)	third, to Jupiter Sub-1 and Lucky Sub-1 pro rata in proportion to the number of Class C Shares then held by each of them (if any), until such time as no accrued but unpaid preferential dividends on such shares shall remain outstanding (with such preferential dividends accruing from the date the applicable Class C Share was issued);

(d)	fourth, to fund the redemption or repayment of the Class C Shares held by Jupiter Sub-1 and Lucky Sub-1 pro rata in proportion to the number of Class C Shares held by them, for an amount of $1.00 per Class C Share, until such time as no Class C Shares shall remain outstanding;

(e)	fifth, to the Jupiter Shareholders and the Lucky Shareholders pro rata in accordance with their respective Sharing Percentage, until such time as the aggregate payments received by the Jupiter Shareholders (taken together) under this subclause (e) equal five hundred million dollars ($500,000,000.00) minus the Priority Dividend Amount (if any);

(f)	sixth, to Lucky Sub-2 in a dollar amount equal to the aggregate amount of any Accrued and Unpaid Royalty Payments then owing to Lucky Sub-2, until such time as no such payment shall be owing to Lucky Sub-2; and

(g)	seventh, to the Jupiter Shareholders and the Lucky Shareholders pro rata in accordance with their respective Sharing Percentage.
All payments pursuant to this clause 7.1 shall be denominated in United States dollars, and shall be payable in integrals of $1.00.

7.2	In the event of any payment pursuant to clause 7.1(d) and to the extent permitted by Applicable Law, (i) Class C Shares of Jupiter Sub-1 and Lucky Sub-1, as applicable, shall be redeemed for an amount of $1.00 per Class C Share and (ii) the Company shall immediately cancel all such redeemed shares. Any such redemption and cancellation shall be deemed to automatically occur upon receipt of the redemption proceeds by the relevant Shareholder without further action by any person. Following any and all payments pursuant to clause 7.1(d), the register of members of the Company shall be appropriately updated to reflect the foregoing provisions of this clause 7.2. For clarity, no Class O-J Shares or Class O-E Shares shall be redeemed or cancelled in connection with payments pursuant to clause 7.1(e) or clause 7.1(g).

7.3	Notwithstanding any other provision of this Agreement, the Company shall have the right to set off against, or withhold from, any payment to any party pursuant to clause 7.1 (including Accrued and Unpaid Royalty Payments to Lucky Sub-2) in respect of any amounts then due from such party or its Affiliates to the Company or in respect of which the Company is required to withhold pursuant to any provision of applicable tax laws. Any amounts so set off shall be applied by the Company to discharge the obligation in respect of which such amounts were set off, and any amounts so withheld shall be paid over by the Company to the applicable tax authority, and upon request by the appropriate party, the Company will furnish that party with proof of payment of such tax. All amounts set off or withheld pursuant to this clause 7.3 shall be treated as amounts paid to such party for all other purposes under this Agreement and the Company will not be obligated to make any additional payments to such party in respect of such amounts. The parties shall cooperate reasonably to minimize such taxes in accordance with Applicable Law. Each party shall cooperate reasonably as requested by another party in completing and filing any documents required under the provisions of any Applicable Law in connection with the making of any required tax payment or withholding payment, or in connection with any claim to a refund of or credit for such payment. Nothing in this clause 7.3 shall obligate the Company to effect any set off referred to above.
7.4	Payments made pursuant to clause 7.1 of this Agreement are exclusive of sales tax, value added tax or any other similar or substitute taxes, which will be additionally payable by the Company, if applicable, provided that the receiving party will issue an appropriate invoice to the Company supporting such charge.

7.5	On a winding-up of the Company, any available assets of the Company shall be applied in the same manner as is specified in clauses 7.1(a) to (g), and for the avoidance of doubt the Class O-E Shares shall not be entitled to the return of any share premium paid (or deemed to be paid) on the Class O-E Shares.

8.	Agreement not to compete

8.1	The parties understand that the Company shall be entitled to protect and preserve the going concern value of the Business to the extent permitted by law and that the parties would not have entered into this Agreement absent the provisions of this clause 8. Therefore, until the later of the fifth anniversary of the Closing and the second anniversary of the date on which none of Lucky Parent or any of its Affiliates is a Shareholder, Lucky Parent and Lucky Sub-1 shall not, and each shall cause their respective Affiliates not to, alone or in collaboration with or through the grant of rights to any Third Party:
(a)	engage in activities or businesses, or establish any new businesses, that involve (i) developing, manufacturing or commercializing compounds, molecules, macromolecules, vaccines or pharmaceutical products in the Field (other than, in each case, pursuant to the Collaboration Agreement or otherwise on the Company’s behalf, including pursuant to clause 18.1 hereof), (ii) researching, developing, manufacturing or commercializing any R&D Candidate, Company Product or Product, in each case, in the Field or outside the Field (other than, in each case, pursuant to the Collaboration Agreement or otherwise on the Company’s behalf, including pursuant to clause 18.1 hereof) or (iii) assisting any person in any way to do, or attempt to do, anything prohibited by subclauses (i) or (ii) above (the actions prohibited by subclauses (i), (ii) and (iii) are collectively referred to as the “Competitive Activities”); or
(b)	use any Confidential Information for its own benefit or the benefit of any person other than the Company and its Subsidiaries or third parties acting on behalf of either of the foregoing;
provided, however, that nothing in clause 8.1(a) shall apply to or prevent Lucky Parent or any of its Affiliates from (A) exercising any of their rights (or performing any of their obligations) under the License and Grant-Back Agreement or (B) researching, developing, manufacturing, and/or commercializing a composition of matter or article of manufacture outside of the Field where such composition of matter or article of manufacture is to be used in combination therapy (but not as a combination product) with a Product sold by the Company, Wyeth or any of their Affiliates at the time of such research, development, manufacture or commercialization; provided that such activities are in compliance with the terms and subject to the conditions of Section 2.4 of the Collaboration Agreement assuming for purposes of this proviso that Lucky Parent and its Affiliates are bound by the provisions of such Section. For the avoidance of doubt, there is no express or implied license granted by the Company to Lucky Parent or any of its Affiliates under this clause 8.1. Lucky Parent, on behalf of itself and each of its Affiliates, hereby agrees that any inventions conceived and/or reduced to practice in conducting any activities described above shall be included as patent rights under the terms and subject to the conditions of Section 2.4 of the License and Grant-Back Agreement.
8.2	Until the later of the fifth anniversary of the Closing and the second anniversary of the date on which none of Jupiter Parent or any of its Affiliates is a Shareholder, Jupiter Parent and Jupiter Sub-1 shall not, and each shall cause their respective Affiliates (other than the Company and its Subsidiaries) not to, alone or in collaboration with or through the grant of rights to any Third Party (a) engage in activities or businesses, or establish any new businesses, that involve any Competitive Activities or (b) use any Confidential Information for its own benefit or the benefit of any person other than the Company and its Subsidiaries or third parties acting on behalf of either of the foregoing.
8.3	Clause 8.1(a) shall be deemed not breached solely as a result of the ownership by Lucky Parent or any of its Affiliates (and clause 8.2(a) shall be deemed not breached solely as a result of the ownership by Jupiter Parent or any of its Affiliates) of: (i) less than an aggregate of 5% of any class of stock of a person engaged, directly or indirectly, in any Competitive Activities; provided, however, that such stock is listed on a national securities exchange; or (ii) less than 5% in aggregate principal amount of any series of indebtedness of a person engaged, directly or indirectly, in any Competitive Activities. Notwithstanding clauses 8.1(a) and 8.2(a), it is understood and agreed that nothing in this

Agreement shall at any time limit or otherwise prevent the Shareholders or any of their respective Affiliates from pursuing and/or consummating (whether by way of merger, purchase, scheme of arrangement or otherwise) one or more acquisitions of or business combinations with another company or business that engages in Competitive Activities (the portion of such other company or business involving Competitive Activities, the “Competing Assets”) so long as all of the Competing Assets are sold, divested or otherwise disposed of within one year from the closing of the applicable acquisition or business combination giving rise to the Competing Assets at issue (and, for clarity, no Confidential Information shall be used to benefit any such Competing Assets). For clarity, no license or other rights under the Business Intellectual Property are granted to Lucky Parent or any of its Affiliates by virtue of this clause 8.3.
8.4	Notwithstanding any other provision of this Agreement, it is understood and agreed that remedies at law would be inadequate in the case of any breach of the covenants contained in clause 8.1 or clause 8.2. It is accordingly agreed that any non-defaulting Shareholder and the Company shall be entitled to equitable relief, including an injunction or injunctions to prevent breaches of this clause 8 and to enforce specifically the performance of the terms and provisions of this Agreement, without proof of actual damages (and the parties hereto hereby waive any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which such non-defaulting Shareholder and the Company are entitled at law or in equity. The parties further agree not to assert that such a remedy, including a remedy of specific enforcement, is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.
8.5	Each of the covenants in this clause 8 is considered fair and reasonable by the parties. If any such restriction shall be found to be unenforceable but would be valid if any part of it were deleted or the period or area of application reduced, the restriction shall apply with such modifications as may be necessary to make it valid and effective.

8.6	Notwithstanding anything herein to the contrary, the restrictions set forth in this clause 8 shall immediately terminate and be of no further force or effect upon the granting of a Close-Out License.

9.	Books and Records

9.1	The Company shall maintain or cause to be maintained appropriate books and records, in accordance with the requirements of all Applicable Laws.

9.2	Each Shareholder shall be allowed access, at all reasonable times and upon reasonable advance notice, to examine the books and records of the Company and its Subsidiaries.

9.3	The Company shall prepare and deliver to each Shareholder, within 60 days after the end of each Calendar Year, the following audited financial statements with respect to the Company and its Subsidiaries: (i) a consolidated balance sheet as of the end of such Calendar Year; (ii) a consolidated income (loss) statement for such Calendar Year; (iii) a consolidated statement of cash flows for such Calendar Year; and (iv) a consolidated statement of changes in Shareholders’ equity for such Calendar Year. The Company shall also prepare and deliver to the Board, within 30 days after the end of each Calendar Year, an unaudited unconsolidated balance sheet of the Company as of the end of such Calendar Year.

9.4	The Company shall also prepare and deliver to each Shareholder, within 10 days after the end of each Calendar Quarter (other than the fourth Calendar Quarter of each Calendar Year), the following unaudited financial statements with respect to the Company and its Subsidiaries: (i) a consolidated balance sheet as of the end of such Calendar Quarter; (ii) a consolidated income (loss) statement for such Calendar Quarter; (iii) a consolidated statement of cash flows for such Calendar Quarter; and (iv) a consolidated statement of changes in Shareholders’ equity for such Calendar Quarter.

9.5	All of the financial statements referred to above in this clause 9 shall be prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) or in accordance with International Financial Reporting Standards (“IFRS”), as the Board shall determine from time to time.

9.6	The Company shall, upon request, provide to any Shareholder all material information that has been provided to any other Shareholder and all necessary financial information to account for its respective share ownership in the Company in accordance with Applicable Law (including estimated quarterly income statements, which shall be furnished to the Shareholders as soon as practical following the end of each fiscal quarter).

9.7	Notwithstanding anything to the contrary, in the event any provision of this clause 9 shall conflict with the Collaboration Agreement, the Company shall not be in breach of this clause 9 to the extent it determines in good faith that non-compliance with this clause 9 is necessary in order to comply with the terms of and obligations under the Collaboration Agreement.

10.	Tax matters

10.1	The parties agree that no approach, correspondence or discussions with any tax authority in relation to any matter pertaining to the taxation affairs of the Company shall be made without the prior approval of the Board.

10.2	The parties understand that, as an indirect subsidiary of Johnson & Johnson, a New Jersey corporation (“Jupiter PubliCo”), the Company’s operations may have a direct or an indirect effect on Jupiter PubliCo’s liability for U.S. taxes. Accordingly, the Company shall file any election or statement or return (including an entity classification election) that may be requested by Jupiter PubliCo or Jupiter Sub-1. Lucky Parent and the Lucky Shareholders agree to cooperate and execute any documents reasonably requested by the Company in connection with the making of any such election or the filing of any statement or return.

11.	Transfer of shares

11.1	No Shareholder shall Transfer any Shares unless it is expressly permitted or required under this Agreement and carried out in accordance with the provisions of this Agreement. Any purported Transfer of Shares which is not in compliance with the provisions of this Agreement shall be null and void.

11.2	Any Shareholder may Transfer all or any portion of its Shares to any wholly owned subsidiary of Jupiter PubliCo or Lucky Parent (as the case may be); provided that no such Transfer shall become effective unless and until:
(a)	the applicable transferee shall have executed and delivered a Deed Poll of Adherence pursuant to which it shall agree to become bound by the provisions of this Agreement as they pertain to the transferring Shareholder with respect to the Shares so Transferred (and shall become entitled to the rights and privileges of such transferring Shareholder with respect to the Shares so Transferred) as if it were named an original party to this Agreement; and
(b)	Jupiter Parent or Lucky Parent (as the case may be) shall acknowledge and agree that its guarantee under clause 20 shall, from and after such Transfer, extend to the obligations, covenants, agreements and duties then applicable to the relevant transferee under this Agreement without prejudice or limitation of any kind.
11.3	Prior to the expiration of the Restricted Period, no Shareholder shall be entitled to Transfer any of its Shares other than pursuant to clause 11.2, absent the consent of all other Shareholders. Following the expiration of the Restricted Period, the Lucky Shareholders and the Jupiter Shareholders shall be permitted to Transfer all (but not less than all) of the Lucky Shares or Jupiter Shares, as applicable; provided that in the event the Lucky Shareholders or Jupiter Shareholders intend to Transfer their respective Shares (any such shareholders, the “Transferring Shareholders”) other than pursuant to clause 11.2, the Transferring Shareholders shall give to (x) Jupiter Sub-1 (if the Transferring Shareholders are the Lucky Shareholders) or (y) Lucky Sub-1 (if the Transferring Shareholder are the Jupiter Shareholders) written notice of such intention specifying the proposed sale price (which shall be limited to cash consideration) and any and all other terms, conditions and details of such intended Transfer (any such notice, a “First Offer Notice” and the party entitled to receive such notice, the “Non-Transferring Shareholder”). Any such First Offer Notice shall constitute an offer by the Transferring Shareholders to sell all (but not less than all) of their Shares on the terms specified by the notice, and the Non-Transferring Shareholder shall have the exclusive right to accept or reject the offer at any time within 60 days from receipt of the First Offer Notice by delivery of written notice of acceptance to the Transferring Shareholders. The delivery of any such acceptance notice shall bind the Transferring Shareholders and the Non-Transferring Shareholder to sell and buy the Shares proposed to be sold by the Transferring Shareholders in accordance with clause 14. If the Non-Transferring Shareholder does not accept the offer within such 60-day period, the Transferring Shareholders shall be entitled to Transfer all (but not less than all) of their Shares to any third party within (and not later than) 120 days following delivery of the relevant First Offer Notice at a purchase price and on the terms and conditions set forth in the First Offer Notice (in the event such sale is not made within the 120-day period referred to above or is proposed to be made on terms and conditions other than those set forth in the relevant First Offer Notice, then a replacement First Offer Notice shall be delivered by the Transferring Shareholders and the foregoing provisions of this clause 11.3 shall apply again in respect of such replacement notice). Notwithstanding the foregoing, no such Transfer to a third party purchaser shall become effective unless and until:
(a)	the applicable transferee shall have executed and delivered a Deed Poll of Adherence pursuant to which it shall agree to become bound by the provisions of this Agreement as they pertain to the Transferring Shareholders (and shall become entitled to the rights and privileges of such Transferring Shareholders) as if it were named an original party to this Agreement; and
(b)	the applicable transferee provides a written certification to the Non-Transferring Shareholder (which is reasonably satisfactory to the Non-Transferring Shareholder) that from and after such transfer it will satisfy its obligations under this Agreement (it being understood that in the event the Non-Transferring Shareholder is not reasonably satisfied with such certification, the applicable transferee shall be entitled to submit a replacement certification (which also must be reasonably satisfactory to the Non-Transferring Shareholder) accompanied by adequate assurance of its performance by way of a parent guarantee, security or otherwise).

For clarity, no Shareholder may Transfer Shares under clause 11.3 unless such Transfer is coupled with a Transfer of any and all other Shares then held by any Affiliate of such Shareholder.

11.4	Upon any permitted Transfer of all (but not less than all) of the Shares of a Shareholder, the Company shall prepare in good faith, and the parties (and the applicable transferee) shall execute and deliver, an amendment to this Agreement to replace each reference herein to the applicable transferor with a reference to the applicable transferee and to make any other appropriate revisions to properly reflect the Transfer of Shares (including, in the case of Transfer pursuant to clause 11.3, replacing each reference to the parent company of the applicable transferor in the definition of “Change of Control” with a reference to the ultimate parent company of the applicable transferee (or, if no such parent company shall exist, with a reference to the applicable transferee), in each case except to the extent any such replacement or revision would be inconsistent with the original commercial intention of the parties. Following any such amendment, (a) the applicable transferor shall be released from its obligations under this Agreement and (b) in the case of a permitted Transfer pursuant to clause 11.3, Lucky Parent or Jupiter Parent (as the case may be) shall, if none of their Affiliates then hold any Shares, be released from its obligations under this Agreement (other than, in the case of subclauses (a) and (b) above, any such obligations due and payable at the time of such Transfer and any such obligations arising under any one or more of the clauses specified to survive a termination of this Agreement under clause 15.2 (assuming, for this purpose only, that the Agreement would terminate upon completion of such Transfer)). Upon any permitted Transfer of less than all the Shares of a Shareholder under clause 11.2, the Company shall prepare in good faith, and the parties (and the applicable transferee) shall execute and deliver, an amendment to this Agreement to properly reflect such Transfer of Shares.

11.5	For purposes of this clause 11, any reference to “Shares” shall include any interest in or right in respect of such Shares.

12.	Transfer following obligatory transfer event

12.1	For purposes of this Agreement, an “Obligatory Transfer Event” shall have occurred with respect to the Jupiter Shares or Lucky Shares, as the context may require, upon any of the following:
(a)	a Funding Default by Jupiter Sub-1, Jupiter Sub-2 or Lucky Sub-1, as applicable, which default is not cured within thirty days after receipt of a default notice from the Company or any Shareholder;
(b)	with respect to the Lucky Shares, a material breach of clause 8.1(a) of this Agreement which breach is not cured within thirty days after receipt of a default notice from the Company or any Shareholder;

(c)	with respect to the Jupiter Shares, a material breach of clause 8.2(a) of this Agreement which breach is not cured within thirty days after receipt of a default notice from the Company or any Shareholder;

(d)	the occurrence of a Change of Control;

(e)	the passing of a resolution for the winding up of any Jupiter Shareholder, any Lucky Shareholder or any of their respective holding companies;

(f)	the presentation at a court of competent jurisdiction by any competent person of a petition for the winding up of any Jupiter Shareholder, any Lucky Shareholder or any of their respective holding companies, which petition is not withdrawn or dismissed within fifteen days of its presentation;

(g)	the issue by a court of competent jurisdiction by any competent person of a notice of intention to appoint an examiner to any Jupiter Shareholder, any Lucky Shareholder or any of their respective holding companies, or a notice of appointment of an examiner to any Jupiter Shareholder, any Lucky Shareholder or any of their respective holding companies or an application for examinership in respect of any Jupiter Shareholder, any Lucky Shareholder or any of their respective holding companies;

(h)	if any bona fide and valid step is taken by any person to appoint a receiver, administrative receiver or manager in respect of the whole or a substantial part of the assets or undertaking of any Jupiter Shareholder, any Lucky Shareholder or any of their respective holding companies;

(i)	any Jupiter Shareholder, any Lucky Shareholder or any of their respective holding companies become unable to pay its debts as they fall due for purposes of section 214 of the Companies Act 1963;

(j)	any Jupiter Shareholder, any Lucky Shareholder or any of their respective holding companies enters into a composition or arrangement with its creditors;

(k)	a chargor takes any bona fide and valid step to enforce a charge created over any Shares held by any Jupiter Shareholder, any Lucky Shareholder (other than by the appointment of a receiver, administrative receiver or manager), regardless of whether such charge is permitted by this Agreement;

(l)	the institution of a bona fide and valid process that could lead to any Jupiter Shareholder, any Lucky Shareholder or any of their respective holding companies being dissolved and its assets being distributed to creditors; or

(m)	in the case of subclauses (e), (f), (g) or (h) above, any competent person takes any analogous step in any jurisdiction in which any Jupiter Shareholder, any Lucky Shareholder or any of their respective holding companies carries on business.

For clarity, the solvent re-organization or restructuring by any Shareholder or any of their respective holding companies shall not constitute an Obligatory Transfer Event under subclause (e) to (m) above if no person other than Jupiter PubliCo, Lucky Parent or any of their wholly owned Subsidiaries receives shares in connection therewith.
12.2	Upon the occurrence of an Obligatory Transfer Event, the Triggering Parties shall deliver prompt written notice of the same to the Non-Triggering Party and, if it does not, the Triggering Parties shall be deemed to have delivered such notice on the date on which the Non-Triggering Party otherwise becomes aware of such Obligatory Transfer Event (any such actual or deemed notice, an “Obligatory Transfer Notice”).

12.3	Subject to clause 12.5, after delivery, or deemed delivery, of an Obligatory Transfer Notice, the Triggering Parties and Non-Triggering Party shall, if required by the Non-Triggering Party and for a period of fifteen Business Days following delivery, or deemed delivery, of such notice, attempt to negotiate a mutually acceptable purchase price for all of the Triggering Parties’ Shares (all such Shares, the “Sale Shares”). If the Triggering Parties and the Non-Triggering Party cannot agree on a purchase price prior to the expiration of such fifteen Business Day period (or if the Non-Triggering Party does not require any such negotiation), Jupiter Sub-1 and Lucky Sub-1 shall each appoint, within ten Business Days after the expiration of such fifteen Business Day period (or within ten Business Days after delivery, or deemed delivery, of such notice if no such negotiation is required), an independent investment bank of international standing (any banks so appointed, the “Jupiter Expert” and “Lucky Expert”, respectively, and collectively, the “Experts”) to determine the Fair Value of all of the Sale Shares.

12.4	Subject to clause 12.5, upon receipt of the Fair Value determination under clause 13.1, the Non-Triggering Party shall have the right (but not the obligation) to purchase all of the Sale Shares at the Fair Value so determined, with such right being exercisable by delivery of written notice (a “Call Notice”) to the Triggering Parties within thirty Business Days of the Non-Triggering Party’s receipt of the Fair Value determination under clause 13.1. The delivery of a Call Notice (whether under this clause 12.4 or pursuant to clause 12.5) by the Non-Triggering Party shall bind the Non-Triggering Party to buy and the Triggering Parties to sell the Sale Shares in accordance with clause 14.

12.5	Notwithstanding anything to the contrary, in the case of an Obligatory Transfer Event pursuant to clause 12.1(a) (Funding Default), the Fair Value of the Sale Shares shall be deemed to equal $1.00, no appointment of or Fair Value determination by the Experts shall be required and the Non-Triggering Party shall have the option to deliver a Call Notice to the Triggering Parties at any time within 90 days from when the Obligatory

Transfer Notice in respect of such Obligatory Transfer Event was delivered, or deemed delivered, under clause 12.2.
13.	Expert

13.1	For purposes of this Agreement, the “Fair Value” of the Sale Shares shall, subject to clause 12.5 and the following sentence, be the average of the values that the Experts determine, in their respective opinions, to be the fair market value of the Sale Shares (expressed in United States dollars); provided, however, if the difference between fair market values determined by the Experts (each such appraisal, a “Valuation”) is equal to or more than 10% of the higher Valuation, (i) the Experts shall jointly select and engage, within thirty Business Days of the date when the previous Valuations were submitted, a third independent investment bank of international standing (the “Third Bank”), (ii) such Third Bank shall prepare a Valuation within thirty Business Days of the date of its engagement and (iii) the Fair Value of the Sale Shares shall be the average of the Valuation determined by the Third Bank and the Valuation of the Expert which is closest in value to the Valuation of the Third Bank. Notwithstanding the foregoing provisions of this clause 13.1, in the event of an Obligatory Transfer Event that is an Antidilution Obligatory Transfer Event, the Fair Value of the Sale Shares for purposes of such Antidilution Obligatory Transfer Event shall be an amount (not to be less than zero) equal to (i) the Fair Value of the Sale Shares calculated in accordance with the preceding sentence minus (ii) the Aggregate Antidilution Amount.

13.2	The Experts and Third Bank (if applicable) shall base their Valuations on the following assumptions:
(a)	the sale is between a willing buyer and a willing seller on the open market;

(b)	the sale is taking place on the date that the relevant Obligatory Transfer Event occurred;

(c)	if the Company is then carrying on its Business as a going concern, on the assumption that it shall continue to do so;

(d)	the Sale Shares are sold free of all Encumbrances; and

(e)	any other factors that the Expert reasonably believes should be taken into account in determining the fair market value of the Sale Shares.
In determining the Fair Value of the Lucky Shares, the Experts and Third Bank (if applicable) shall include in their Valuation the then fair market value of the rights to future royalties under the Royalty Agreement, if applicable, assuming, for this purpose only, that the Royalty Agreement will not terminate upon the sale of the Sale Shares to Jupiter Sub-1.

13.3	The Experts and Third Bank (if applicable) shall be required to determine the Fair Value of the Sale Shares within thirty Business Days of their appointment and to notify Jupiter Sub-1 and Lucky Sub-1 in writing of their Valuation.

13.4	If either the Jupiter Expert or the Lucky Expert does not deliver its Valuation within thirty Business Days of its appointment, Jupiter Sub-1, in the event of a delinquent Jupiter Expert, or Lucky Sub-1, in the event of a delinquent Lucky Expert, shall be entitled to appoint a replacement Expert, and such replacement shall, from and after its appointment, be an “Expert” for all purposes of this Agreement. If the Third Bank does not deliver its Valuation within thirty Business Days of its appointment, the Experts shall be entitled to jointly appoint a replacement Third Bank, and such replacement shall, from and after its appointment, be the “Third Bank” for all purposes of this Agreement.

13.5	Jupiter Sub-1 and Lucky Sub-1 shall each be entitled to make submissions to the Experts and Third Bank (if applicable), including oral submissions, and each shall provide the Experts and Third Bank (if applicable) with such assistance and documents as any of them reasonably request, subject to them agreeing to give such confidentiality undertakings as Jupiter Sub-1 and/or Lucky Sub-1 may reasonably require.

13.6	To the extent not provided for by this Agreement, the Experts and Third Bank (if applicable) may, in their reasonable discretion, provide for such other procedures to facilitate their determination of the Fair Value of the Sale Shares.

13.7	Each of Jupiter Sub-1 and Lucky Sub-1 shall supply the other with all information as the other may reasonably request to make a submission to the Experts and Third Bank (if applicable).

13.8	Each Expert and Third Bank (if applicable) shall act as an expert and not as an arbitrator. The determination of the Fair Value of the Sale Shares in accordance with this Agreement shall be final and binding on the parties in the absence of manifest error or fraud.

13.9	The fees of and any costs properly incurred by the Experts and Third Bank (if applicable) in arriving at their Valuations (including any fees and costs of any advisers appointed by them) shall be borne by the Shareholders pro rata in accordance with their respective Sharing Percentage (before giving effect to the obligatory transfer).

14.	Closing of the sale and purchase of shares in the Company

14.1	This clause applies only to Transfers of Shares pursuant to clause 11.3 (transfer following a First Offer Notice) or clauses 12.4 or 12.5 (transfer following an Obligatory Transfer Event).

14.2	In the event that the Transfer of Shares pursuant to clauses 12.4 or 12.5 (transfer following an Obligatory Transfer Event) would require the approval of shareholders of Lucky Parent under the Listing Rules of the Irish Stock Exchange (as amended from time to time), Lucky Parent hereby covenants to procure that its shares are converted from being primary listed to secondary listed on the Irish Stock Exchange as soon as reasonably practicable following the relevant Obligatory Transfer Event and in any event prior to the fifth Business Day referred to in clause 14.3. Lucky Parent hereby further covenants not to seek or obtain any listing of securities on any stock exchange on or after the date of this Agreement that would or could require the approval of its shareholders or the relevant exchange to be obtained prior to completion of the Transfer of Shares pursuant to clauses 12.4 or 12.5.

14.3	The Transfer of Shares shall be completed at a location designated by the Non-Triggering Party or Non-Transferring Shareholder, as applicable, at 10:00 a.m. on the fifth Business Day (or on such later Business Day reasonably designated by the Non-Triggering Party or Non-Transferring Shareholder, as applicable, in order to permit (i) any necessary antitrust waiting periods to expire, (ii) any other necessary governmental approvals to be obtained and (iii) any period required by the Irish Stock Exchange to enable Lucky Parent to comply with its obligations under clause 14.2 to expire (as applicable)) after:
(a)	the Non-Transferring Shareholder exercises its right to purchase Shares pursuant to the applicable First Offer Notice (in the case of a Transfer pursuant to clause 11.3); or
(b)	the Non-Triggering Party delivers a Call Notice (in the case of a Transfer pursuant to clauses 12.4 or 12.5).
14.4	In connection with completion, each of the Triggering Parties or Transferring Shareholders, as applicable, shall:
(a)	transfer all of its Shares free and clear of all Encumbrances by way of a duly completed share transfer form to the Non-Triggering Party or Non-Transferring Shareholder, as applicable, together with the relevant share certificates and such other documents as the Non-Triggering Party or Non-Transferring Shareholder, as applicable, may reasonably request to show good title to such Shares or enable it to be registered as the holder of such Shares;

(b)	in the event the Lucky Shareholders are the Triggering Parties or Transferring Shareholders, as applicable, deliver the resignation of the Lucky Sub Directors (to take effect at completion), and acknowledge that none of Lucky Parent, its Affiliates or the Lucky Sub Directors have any claims against the Company;

(c)	in the event the Jupiter Shareholders are the Triggering Parties or Transferring Shareholders, as applicable, deliver the resignation of the Jupiter Sub Directors (to take effect at completion), and acknowledge that none of Jupiter Parent, its Affiliates or the Jupiter Sub Directors have any claims against the Company;

(d)	warrant that it has no right to require the Company to issue it any share capital or other securities and that no Encumbrance affects any unissued shares or other securities of the Company;

(e)	warrant that it is the Beneficial Owner of the Shares being Transferred;

(f)	warrant that no commitment has been given to create an Encumbrance affecting the Shares being Transferred (or any unissued shares or other securities of the Company) and that no person has claimed any rights in respect thereof;

(g)	undertake to do all it can, at its own cost, to give the Non-Triggering Party or Non-Transferring Shareholder, as applicable, the full legal and beneficial title to the Shares being Transferred; and

(h)	provide the Company with a waiver in writing of any rights it may have to be issued any share capital or other securities in the Company.
14.5	At completion the Non-Triggering Party or Non-Transferring Shareholder, as applicable, shall pay the applicable purchase price by wire transfer of immediately available funds to the account each of the Triggering Parties or Transferring Shareholders, as applicable, shall have specified therefor (it being agreed that each of the Triggering Parties or Transferring Shareholders, as applicable, shall specify such an account no later than the second Business Day prior to completion).

14.6	The parties shall procure the registration of the Transfer of Shares pursuant to this clause 14, and each of them consents to such Transfer and registration pursuant to this Agreement.

14.7	The shares shall be sold with all rights that attach, or may in the future attach, to them (including the right to receive all dividends declared, made or paid on or after the events referred to in clause 14.3(a) and clause 14.3(b).

14.8	The Non-Triggering Party or Non-Transferring Shareholder, as applicable, shall not be obliged to complete the Transfer of any of the Shares being sold unless the Transfer of all the Shares being sold is completed simultaneously.

14.9	If any Triggering Party or Transferring Shareholder, as applicable, fails to complete the Transfer of Shares as required under this Agreement, the Company:
(a)	is irrevocably authorised to appoint any person to Transfer the Shares on such Triggering Party’s or such Transferring Shareholder’s behalf, as applicable, and to do anything else that the Non-Triggering Party or Non-Transferring Shareholder, as applicable, reasonably requests to complete the Transfer (including removing the Triggering Party’s or Transferring Shareholder’s, as applicable, directors from the Board); and
(b)	may receive the applicable purchase price in trust for such Triggering Party or Transferring Shareholder, as applicable, and shall provide the Non-Triggering Party or Non-Transferring Shareholder, as applicable, with a receipt that shall fully discharge the Non-Triggering Party or Non-Transferring Shareholder, as applicable.
15.	Termination and liquidation
15.1	Except for the provisions which this clause states shall continue in full force after termination of this Agreement, this Agreement shall terminate:
(a)	when, as a result of permitted Transfers of Shares, only one person remains as legal and beneficial holder of all of the Shares;
(b)	when a resolution is passed by all Shareholders or the requisite creditors, or an order made by a court or other competent body or person instituting a process that shall lead to the Company being wound up and its assets being distributed among the Company’s creditors, shareholders or other contributors; or
(c)	with the written consent of each Shareholder.
15.2	The following provisions of this Agreement remain in full force after termination of this Agreement:
(a)	clause 1 (Interpretation);
(b)	clause 8 (Agreement not to compete) (except for any termination after the granting of a Close-Out License);
(c)	clause 10 (Tax matters);
(d)	clause 15 (Termination and liquidation);
(e)	clause 17 (Confidentiality);
(f)	clause 22 (Whole agreement);
(g)	clause 24 (Amendment and waiver);
(h)	clause 25 (Costs);

(i)	clause 28 (Notice);
(j)	clause 29 (Severance); and
(k)	clause 33 (Governing law and jurisdiction).
15.3	Termination of this Agreement shall not affect any rights or liabilities that the parties have accrued under this Agreement prior to termination.
15.4	Where the Company is to be wound up and its assets distributed, the Board shall deal with the interests and assets of the Company and shall endeavour to ensure that:
(a)	all existing contracts of the Company are performed to the extent that there are sufficient resources;
(b)	the Company shall not enter into any new contractual obligations; and
(c)	the Company is dissolved and its assets are distributed as soon as practical in the manner and order of priority set forth in clause 7.1.
16.	Status of the agreement

16.1	Each party shall exercise all its voting rights (if any) and any other powers in relation to the Company to procure that the provisions of this Agreement are properly and promptly observed and given full force and effect according to the spirit and intention of this Agreement.

16.2	If any provision in the memorandum of association of the Company or the articles of association of the Company (as they may be amended from time to time) conflicts with any provision of this Agreement, this Agreement shall prevail.

16.3	Each party shall, from time to time and upon request of any other party, exercise its powers of voting (if any) and any other rights and powers it may have to amend, waive or suspend a conflicting provision in the memorandum of association of the Company or the articles of association of the Company to the extent necessary so that the business, property and affairs of the Company and its Subsidiaries may be administered as provided in this Agreement.

17.	Confidentiality

17.1	For purposes of this Agreement and subject to clause 17.2, “Confidential Information” means any information:

(a)	which any party may have or acquire (whether before or after the date of this Agreement) in relation to the customers, suppliers, business, assets or affairs of the Company or any of its Subsidiaries; or
(b)	which relates to the contents of this Agreement (or any agreement or arrangement entered into in connection with this Agreement).
17.2	Notwithstanding clause 17.1, Confidential Information shall not include information which:
(a)	is or becomes public knowledge other than as a direct or indirect result of the information being disclosed in breach of this Agreement;
(b)	any party can establish to the reasonable satisfaction of the other parties that it acquired the information from a source not connected with the other parties or their Affiliates and that such source was not then under any obligation of confidence in respect of the information;
(c)	any party can establish to the reasonable satisfaction of the other parties that the information was known to the first party before the date of this Agreement and that, at the time of disclosure, it was not under any obligation of confidence in respect of the information (for purposes of this subclause (c), Lucky Parent and its Affiliates shall be deemed to not have knowledge of any matters relating to the Acquired Assets (as defined in the Asset Purchase Agreement)); or
(d)	the parties agree in writing that it is not confidential.
17.3	Subject to clause 9, each party shall maintain in confidence (and ensure that its Affiliates and its and their employees maintain in confidence) any Confidential Information, and no party shall disclose, use or grant a third party the right to use (or permit any of its Affiliates and its and their employees to disclose, use or grant such a right to use) any Confidential Information, except:
(a)	on a need-to-know basis to such party’s directors, officers and employees, and to such party’s consultants working on such party’s premises, to the extent such disclosure is reasonably necessary for a purpose related to the operation of this Agreement;
(b)	with the prior written consent of the other parties, such consent not to be unreasonably withheld (it being agreed that if such a consent is provided, the relevant third party shall, prior to any disclosure, execute a confidentiality agreement reasonably acceptable to the parties);
(c)	as may be required by law or by the rules of any recognised stock exchange, or governmental or other regulatory body (and only to the extent so required), in which case the party concerned shall, if practicable, supply a copy of the required disclosure to the other parties before it is disclosed and incorporate any amendments or additions reasonably required by the other parties and which would not thereby prevent the disclosing party from complying with its legal obligations; or
(d)	to any tax authority to the extent reasonably required (and only to the extent so required) for the purposes of the tax affairs of the party concerned or any of its Affiliates.
17.4	Each party shall inform (and shall cause its Affiliates to inform) any director, officer, employee or consultant to whom it provides Confidential Information that such information is confidential and shall require them:
(a)	to keep it confidential in accordance with the terms of this Agreement; and
(b)	not to disclose it to any third party (other than those persons to whom it has already been disclosed or may be disclosed, in each case, in accordance with the terms of this Agreement).
17.5	The obligations of each of the parties in this clause 17 shall continue without limit in time and notwithstanding termination of this Agreement for any cause.

17.6	Notwithstanding the foregoing provisions of this clause 17, no person shall be permitted to disclose, use or grant a third party the right to use any information relating to the Company and its Business if and to the extent such disclosure, use or grant would give rise to a breach of the Company’s confidentiality obligations under the Collaboration Agreement.

18.	Collaboration Agreement matters

18.1	Subject to clauses 5.1(j) and 19, Jupiter Parent, Lucky Parent, their Affiliates and employees of the foregoing shall be permitted to perform under and otherwise act on behalf of the Company with respect to the Collaboration Agreement, in each case as and to the extent determined by the Board.

18.2	Subject to the terms of the Collaboration Agreement and Applicable Law, Lucky Parent, its Affiliates and employees of the foregoing shall be entitled to perform the Specified Activities on behalf of the Company under the Collaboration Agreement.

18.3	The composition of the Joint Steering Committee (as defined in the Collaboration Agreement) shall be determined by the Board.

18.4	In the event any Divested Asset is offered by Wyeth (or its successor) pursuant to Section 13.7.2 of the Collaboration Agreement, the Board shall offer Jupiter Sub-1 and Lucky Sub-1 the opportunity to provide additional cash contributions to the Company pro rata in accordance with their respective Funding Percentage to fund the purchase by the Company of the Divested Assets so offered.

18.5	If Jupiter Sub-1 and Lucky Sub-1 shall have failed to provide the Company with a written commitment to fund its respective Funding Percentage of the applicable cash contribution (a “Divested Asset Commitment”) within ten days from when such opportunity was first presented (such tenth day, the “Election Date”), the Company shall not purchase, for its own account, any of the Divested Assets. If Jupiter Sub-1 and Lucky Sub-1 provide the Company with a Divested Asset Commitment prior to the Election Date, the Company shall negotiate and, upon the funding of all required contributions, complete a purchase of the Divested Asset for its own account.

18.6	If Jupiter Sub-1 provides the Company with a Divested Asset Commitment prior to the Election Date (and Lucky Sub-1 shall have failed to so provide such a commitment), Jupiter Parent and its Affiliates (other than the Company and its Subsidiaries) shall have the right, but not the obligation, to negotiate and complete a purchase of all or any portion of such Divested Asset for their own account. If Lucky Sub-1 provides the Company with a Divested Asset Commitment prior to the Election Date (and Jupiter Sub-1 shall have failed to so provide such a commitment), Lucky Parent and its Affiliates shall have the right, but not the obligation, to negotiate and complete a purchase of all or any portion of such Divested Asset for their own account. In the event any Divested Assets are to be purchased in accordance with either of the two preceding sentences, the Company shall cooperate with, and enter into any reasonable arrangements requested by, the applicable purchaser of the Divested Assets in order to facilitate the purchase of such assets.

18.7	Promptly following a Specified Collaboration Termination, the Company shall provide written notice of the same to each Shareholder. If, following a Specified Collaboration Termination, a Business Cessation occurs, the Company shall provide notice thereof to Lucky Parent, following which Lucky Parent shall have the option to obtain the Close-Out License (as defined below) in accordance with this clause 18.7. After receipt of a written notice from Lucky Parent exercising such option to obtain a Close-Out License (any such notice, an “Election Notice”), the Company shall grant Lucky Parent or its designated Affiliate (as applicable, the “Close-Out Licensee”), (i) an exclusive license, with right to sublicense, under the Closing Date IP then Controlled by the Company, to research, develop, manufacture and commercialize one or more compounds, molecules, macromolecules, vaccines or pharmaceutical products both inside the Field and outside the Field (provided, however, that no such activities may commence for any disease or indication outside the Field for any such compound, molecule, macromolecule, vaccine or pharmaceutical product not yet in clinical development or being commercialized, unless it shall first have been reasonably determined to have positive results in at least one animal model of a disease or indication inside the Field, such as in an APP transgenic mouse model) and (ii) a non-exclusive license, with right to sublicense, under the Post-Closing IP then Controlled by the Company, to research, develop, manufacture and commercialize in the Field, any R&D Candidates, Products or other Company Products in clinical development and/or commercialized by Company as of Business Cessation, using such Post-Closing IP as applied to such R&D Candidates, Products or other Company Products as of the Business Cessation (such grants in subclauses (i) and (ii), together, the “Close-Out License”); provided that the Close-Out Licensee shall use commercially reasonable and diligent efforts to develop and market at least one product based on each such licensed Company Product in the Field, and subject further to the following terms and conditions of this clause 18.7. In consideration for the Close-Out License, the Close-Out Licensee shall pay to Jupiter Sub-1 (or its designee) a ten percent (10%) royalty on the Close-Out Licensee’s and its Affiliates’ (and any of its or their successors’ or sublicensees’) net sales of each product sold in any country where at least one Valid Claim of the Closing Date IP or Post-Closing IP Covers the product; provided that, upon the commencement of the six month period referred to in the definition of Business Cessation at any time following a Specified Collaboration Termination (such first day, the “Early Reference Date”), Lucky Parent may request Jupiter Sub-1 and the Company to grant the Close-Out License prior to the expiration of the requisite six month period referred to in the definition of Business Cessation, and if each of the Company and Jupiter Sub-1 consent in writing to the grant of the Close-Out License prior to such expiration then the ten percent (10%) royalty rate referred to above shall be increased as follows: (x) if a written agreement providing for the Close-Out License is duly executed and delivered within 30 days from the Early Reference Date, a fifteen percent (15%) royalty on the Close-Out Licensee’s and its Affiliates’ (and any of its or their successors’ or sublicensees’) net sales of each product sold in any country where at least one Valid Claim of the Closing Date IP or Post-Closing IP Covers such product; or (y) if a written agreement providing for the Close-Out License is duly executed and delivered after 30 days but within 90 days from the Early Reference Date, a twelve and one-half percent (12.5%) royalty on the Close-Out Licensee’s and its Affiliates’ (and any of its or their successors’ or sublicensees’) net sales of each product sold in any country where at least one Valid Claim of the Closing Date IP or Post-Closing IP Covers such product. Net sales shall be calculated on a product-by-product basis in accordance with the definition of “Net Sales” under the Collaboration Agreement (in the case of Products), and in accordance with the same definition as applicable mutatis mutandis (in the case of products based on other Company Products). The royalty obligation described above shall run from the first commercial sale of each product for which royalties are payable; provided, however, in the event that the Close-Out Licensee or any of its Affiliates or sublicensees shall be required to pay any consideration or royalties for a license or rights to any Blocking Third Party Intellectual Property or Enhancing Third Party Intellectual Property during any calendar year, it shall be entitled to deduct fifty percent (50%) of such consideration or royalties actually paid to any third party for such license or rights from the royalties otherwise payable in respect of such calendar year; provided that (i) no such deduction shall apply for any consideration or royalties paid in respect of any patent rights set forth on Schedule 4 of the Royalty Agreement, including any Blocking Third Party Intellectual Property or Enhancing Third Party Intellectual Property set forth on such Schedule 4, and (ii) the aggregate amount of any and all deductions under this sentence for any calendar year shall not be greater than an amount which would have the effect of decreasing the royalties otherwise payable in respect of such calendar year by more than twenty-five percent (25%). In the event the Close-Out Licensee seeks any such deduction for non-monetary consideration paid for Blocking Third Party Intellectual Property or Enhancing Third Party Intellectual Property, a deduction shall be made based upon such non-monetary consideration’s fair value as mutually determined by the Close-Out Licensee and Jupiter Sub-1 (or its designee) in good faith. The Company, Jupiter Sub-1 (or its designee) and the Close-Out Licensee shall use good-faith efforts to enter into a written agreement providing for the Close-Out License and related royalty payment terms as soon as reasonably practical after receipt of the Election Notice.
18.8	Any payments made by Lucky Parent or its Affiliates to Jupiter Sub-1 (or its designee) pursuant to clause 18.7 shall be subject to deduction or withholding of any taxes as required by Applicable Law. Any amounts so deducted or withheld shall be paid over by Lucky Parent or its Affiliate (as applicable) to the applicable tax authority, and upon request by the appropriate party, Lucky Parent or its Affiliate (as applicable) will furnish that party with proof of payment of such tax. The parties shall cooperate reasonably to minimize such taxes in accordance with Applicable Law. Each party shall cooperate reasonably as requested by another party in completing and filing any documents required under the provisions of any Applicable Law in connection with the making of any required tax payment or withholding payment, or in connection with any claim to a refund of or credit for such payment.
18.9	In the event the consummation of the transactions contemplated by the Asset Purchase Agreement and the Specified Collaboration Documents give rise to an obligation on the part of Wyeth, the Company and/or any of their Subsidiaries (each of the foregoing, an “Indemnitee”) to pay any royalties or other consideration (or to pay any increased or additional royalties or other consideration) to any person (any such person, a “Rights Holder”) under any Contract to which, immediately following the Closing, any Indemnitee is party, or to which any of the properties or assets of any Indemnitee is subject, then in each such case Lucky Sub-1 shall indemnify any and all of the Indemnitees for any payments any of them may be required to make in respect of any such royalties or other consideration. The indemnification payments pursuant to the foregoing sentence shall be made by Lucky Sub-1 in the amounts that the applicable Indemnitee is required to make the related royalty or other payment to the applicable Rights Holder (and no such indemnification payment shall be subject to set-off, deduction or limitation of any kind) upon receipt by Lucky Sub-1 of a certificate of an officer of the applicable Indemnitee that sets forth in reasonable detail the nature and amount of royalties and other consideration subject to the indemnification obligation hereunder, including the relevant contractual provisions giving rise to such payment obligation. In the case of an indemnification payment to Wyeth and/or any of its Subsidiaries, Lucky Sub-1 hereby agrees, if and to the extent requested by the Company, to provide the Company with the necessary funds for the relevant indemnification payment and, upon receipt thereof, the Company shall promptly turn-over the applicable funds to Wyeth and/or its applicable Subsidiaries in satisfaction of such indemnification obligation. It is further understood and agreed that the indemnification provided under this clause 18.9 shall be in addition to, and not in limitation of, any indemnification available to the Company and its Subsidiaries under the Asset Purchase Agreement (it being understood and agreed, however, that neither the Company nor any of its Subsidiaries shall be entitled to indemnification hereunder if, and to the extent, such indemnification would entitle any of them to recover more than 100% of the indemnifiable loss at issue).
18.10	In the event a Company Product in the Field (i) is presented to the JSC and is not selected as an R&D Candidate or otherwise designated by the JSC for evaluation under the Research Program and/or the Development Program, (ii) is dropped from the Research Program and Development Program as a result of the expiration (before or after the date hereof) of the Research Term or action of the JSC pursuant to Section 4.1.1(ii) of the Collaboration Agreement, or (iii) otherwise becomes not subject to the Collaboration Agreement, under circumstances in which, (x) with respect to clauses (i), (ii) and (iii) above, the Company has the right, notwithstanding the terms of the Collaboration Agreement to the extent they may still be in force, to continue performing research, development, manufacturing and commercialization activities with respect to such Company Product outside the purview of the Collaboration Agreement, and (y) with respect to clauses (i), (ii) and (iii) above, such Company Product is determined by the Board to be a suitable development candidate (a “Non-Collaboration Candidate”), then, in each such case, Lucky Parent and Jupiter Parent shall discuss in good faith whether they agree to equally fund a Company development program to further research and develop such Non-Collaboration Candidate toward marketing approval for one or more indications in the Field. In the event neither Lucky Parent nor Jupiter Parent elect to pursue any further activities with respect to a Non-Collaboration Candidate, the Company shall not be required to pursue any further activities with respect to such Non-Collaboration Candidate. In the event that Lucky Parent and Jupiter Parent agree to share equally the costs for the development of such a Non-Collaboration Candidate, then (i) each of Lucky Parent and Jupiter Parent shall (or each of them shall cause any of their respective subsidiaries to) provide the Company with a funding commitment in an amount as may then be reasonably determined by the parties to be necessary to fund the program (and to the extent the funding commitments so provided shall be insufficient to fund the program, any and all additional funds shall be raised by the Company in accordance with clause 6.9) and (ii) the Company shall initiate such development program and, upon the commercialization of products based on any Non-Collaboration Candidates developed thereunder, royalties shall accrue in accordance with Article B of the Royalty Letter. In the event one of Lucky Parent or Jupiter Parent declines to provide the Company with the necessary funds to initiate such a development program and the other elects to fund the development program (the party electing to fund the program, an “Electing R&D Holder”), the Company shall grant the Electing R&D Holder a right to research and develop the applicable Non-Collaboration Candidate, along with a royalty-bearing license, with the right to sublicense, to make, use, offer for sale, sell, and import such Non-Collaboration Candidate throughout the world, outside of this Agreement. The applicable Electing R&D Holder shall be granted such commercial license rights without limitation of any kind (notwithstanding clause 8) or obligation other than to pay royalties as provided for in this clause 18.10 (and in connection therewith the Company shall cooperate with, and enter into any reasonable arrangements requested by, the Electing R&D Holder in order to facilitate the transfer of such rights in respect of the applicable Non-Collaboration Candidate in accordance with this clause 18.10). Royalties shall be due to the non-Electing R&D Holder on the Electing R&D Holder’s sales of products based on (or comprising) the Non-Collaboration Candidate, at a rate of ten percent (10%) of the Electing R&D Holder’s and its Affiliates’ (and any of its or their successors’ or sublicensees’) net sales of such products for which at least one Valid Claim of the Closing Date IP Covers such products (with net sales being calculated on a product-by-product basis in accordance with the definition of “Net Sales” under the Royalty Agreement, during the period running from the first commercial sale of such product for which royalties are payable; provided, however, in the event that the Electing R&D Holder’s or any of its Affiliates or sublicensees shall be required to pay any consideration or royalties for a license or rights to any Blocking Third Party Intellectual Property or Enhancing Third Party Intellectual Property during any calendar year, it shall be entitled to deduct fifty percent (50%) of such consideration or royalties actually paid to any third party for such license or rights from the royalties otherwise payable in respect of such calendar year; provided that (i) no such deduction shall apply for any consideration or royalties paid in respect of any patent rights set forth on Schedule 4 of the Royalty Agreement, including any Blocking Third Party Intellectual Property or Enhancing Third Party Intellectual Property set forth on such Schedule 4, and (ii) the aggregate amount of any and all deductions under this sentence for any calendar year shall not be greater than an amount which would have the effect of decreasing the royalties otherwise payable in respect of such calendar year by more than twenty-five percent (25%). The Company, the Electing R&D Holder and non-Electing R&D Holder (or its designee) shall use good-faith efforts to enter into a written agreement providing for the license grants and royalty terms hereunder as soon as reasonably practical.
18.11	Any payments made to a non-Electing R&D Holder (or its designee) pursuant to clause 18.10 shall be subject to deduction or withholding of any taxes as required by Applicable

Law. Any amounts so deducted or withheld shall be paid over by the Electing R&D Holder to the applicable tax authority, and upon request by the appropriate party, the Electing R&D Holder will furnish that party with proof of payment of such tax. The parties shall cooperate reasonably to minimize such taxes in accordance with Applicable Law. Each party shall cooperate reasonably as requested by another party in completing and filing any documents required under the provisions of any Applicable Law in connection with the making of any required tax payment or withholding payment, or in connection with any claim to a refund of or credit for such payment.
19.	Transactions with Wyeth

19.1	Neither Jupiter Parent nor any of its Affiliates will engage in any transaction with Wyeth or any of its Affiliates if such transaction involves (a) the forfeiture or modification by the Company, in a manner adverse to the Company, of one or more rights under the Collaboration Agreement and (b) the receipt by Jupiter Parent or any of its Affiliates (other than the Company and its Subsidiaries) of one or more rights against (or benefits owing from) Wyeth or any of its Affiliates with respect to matters not related to the Collaboration Agreement under circumstances in which the transactions described in this clause (b) would not have occurred absent the transaction described in clause (a) above.

20.	Parent guarantees

20.1	Jupiter Parent hereby irrevocably guarantees, as principal and not as surety, (a) the due and punctual payment of all monetary obligations now or hereafter due and payable by Jupiter Sub-1 or Jupiter Sub-2 pursuant to this Agreement or the Loan Agreement, and (b) the full and complete performance of all covenants, agreements, duties and obligations applicable to the Jupiter Shareholders or Jupiter Sub-2 pursuant to this Agreement or the Loan Agreement, whether such covenants, agreements, duties or obligations are outstanding on the date hereof or arise or are incurred at any time or times hereafter, in each case without setoff or reduction for any purpose. The guarantee of Jupiter Parent shall automatically be released at the time and to the extent provided in clauses 11.4 or 15.

20.2	Lucky Parent hereby irrevocably guarantees, as principal and not as surety, (a) the due and punctual payment of all monetary obligations now or hereafter due and payable by Lucky Sub-1 or Lucky Sub-2 pursuant to this Agreement or the Royalty Agreement, and (b) the full and complete performance of all covenants, agreements, duties and obligations applicable to the Lucky Shareholders or Lucky Sub-2 pursuant to this Agreement or the Royalty Agreement, whether such covenants, agreements, duties or obligations are outstanding on the date hereof or arise or are incurred at any time or times hereafter, in each case without setoff or reduction for any purpose. The guarantee of

Lucky Parent shall automatically be released at the time and to the extent provided in clauses 11.4 or 15.
21.	Indemnification; exculpation

21.1	The articles of association of the Company shall, at all times, contain provisions (a) exempting and indemnifying the Jupiter Sub Directors, the Lucky Sub Directors and the secretary from liability and (b) permitting such directors and the secretary to have, and profit from, interests which may conflict with those of the Company and its Subsidiaries, in each case to the fullest extent permitted by Applicable Law.

22.	Whole agreement

22.1	This Agreement, and any documents referred to herein or executed contemporaneously herewith, constitute the whole agreement between the parties and supersede any previous arrangement, understanding or agreement between them relating to the subject matter they cover.

22.2	Nothing in this clause 22 shall limit or exclude any liability for fraud.

23.	Assignments

23.1	This Agreement and the rights and obligations hereunder shall not be assignable or transferable by any party without the prior written consent of the other parties hereto (it being understood and agreed that any assignment and transfer of rights and obligations hereunder in connection with permitted Transfers of Shares shall be effected by way of Deed Polls of Adherence, amendments and releases as contemplated by clause 11.4).

24.	Amendment and waiver

24.1	This Agreement may be amended or modified only by a written instrument signed by or on behalf of all the parties.

24.2	No waiver of any provision hereof shall be valid or effective unless in writing and signed by or on behalf of all the parties.

24.3	A person that waives a right in relation to one person, or takes or fails to take any action against that person, does not affect its rights against any other person.

24.4	No failure to exercise or delay in exercising any right or remedy provided under this Agreement or by law constitutes a waiver of such right or remedy or shall prevent any future exercise in whole or in part thereof.

24.5	No single or partial exercise of any right or remedy under this Agreement shall preclude or restrict the further exercise of any such right or remedy.

24.6	Unless specifically provided otherwise, rights and remedies arising under this Agreement are cumulative and do not exclude rights and remedies provided by law.

25.	Costs

Unless otherwise provided, all costs in connection with the negotiation, preparation and execution of this Agreement shall be borne by the party that incurred the costs.

26.	No partnership or agency

The parties to this Agreement are not in partnership with each other and there is no relationship of principal and agent between them.

27.	Third party rights

27.1	Subject to clause 18.9, this Agreement is for the sole benefit of the parties hereto and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto, any legal or equitable rights hereunder.

28.	Notice

28.1	A notice given under this Agreement:
(a)	shall be sent for the attention of the person, and to the address or fax number, given in this clause 28 (or such other address, fax number or person as the relevant party may notify to the other party, such notice to take effect five days from the notice being received); and
(b)	shall be:
(i)	delivered personally;

(ii)	delivered by commercial courier;

(iii)	sent by fax;

(iv)	sent by pre-paid first-class post or recorded delivery; or

(v)	(if the notice is to be served by post outside the country from which it is sent) sent by airmail.
28.2	The addresses for service of notice are:
(a)	Janssen Pharmaceutical

State Road 933 KM 0.1 Mamey Ward Gurabo, PR 00778

and

Janssen Pharmaceutical HC 02, Box 19250 Gurabo, Puerto Rico 00778 Attention: Ivan Cartagena, Director Fax: 787-272-7691

with a copy to (which shall not constitute notice):

Johnson & Johnson One Johnson & Johnson Plaza New Brunswick, NJ 08933 For the attention of: Tom Heyman, Managing Director JPH NV Global Head Business Development Tel: 732-524-0400 Fax: 732-846-2058

and a copy to:

Johnson & Johnson One Johnson & Johnson Plaza New Brunswick, NJ 08933 Attention: Office of General Counsel Tel: 732-524-0400 Fax: 732-524-2788
(b)	Janssen Alzheimer Immunotherapy (Holding) Limited

Little Island Industrial Estate Little Island, County Cork Republic of Ireland Attention: Corporate Secretary

Fax: 353 (0) 21 4978 552

with a copy to (which shall not constitute notice):

Johnson & Johnson One Johnson & Johnson Plaza New Brunswick, NJ 08933 For the attention of: Tom Heyman, Managing Director JPH NV Global Head Business Development Tel: 732-524-0400 Fax: 732-846-2058

with a copy to (which shall not constitute notice) Johnson & Johnson One Johnson & Johnson Plaza New Brunswick, NJ 08933 For the attention of: Office of General Counsel Fax number: 732-524-2788
(c)	Latam Properties Holdings

c/o Johnson & Johnson One Johnson & Johnson Plaza New Brunswick, NJ 08933 For the attention of: Tom Heyman, Managing Director JPH NV, Global Head Business Development Fax number: 732-846-2058 with a copy to (which shall not constitute notice):

Johnson & Johnson One Johnson & Johnson Plaza New Brunswick, NJ 08933 For the attention of: Office of General Counsel Fax number: 732-524-2788
(d)	JNJ Irish Investments ULC

c/o Johnson & Johnson One Johnson & Johnson Plaza New Brunswick, NJ 08933 For the attention of: Tom Heyman, Managing Director JPH NV, Global Head Business Development

Fax number: 732-846-2058

with a copy to (which shall not constitute notice):

Johnson & Johnson One Johnson & Johnson Plaza New Brunswick, NJ 08933 For the attention of: Office of General Counsel Fax number: 732-524-2788
(e)	Elan Corporation, plc

Treasury Building , Lower Grand Canal Street, Dublin 2, Ireland For the attention of: Liam Daniel, Company Secretary Fax number: +353 1 709 4713
(f)	Crimagua Limited

Treasury Building , Lower Grand Canal Street, Dublin 2, Ireland For the attention of: Liam Daniel, Company Secretary Fax number: +353 1 709 4713 with a copy to (which shall not constitute notice):

Elan Corporation, plc Treasury Building , Lower Grand Canal Street, Dublin 2, Ireland For the attention of: Liam Daniel, Company Secretary Fax number: +353 1 709 4713
(g)	Elan Pharma International Limited

Monksland, Athlone, County Westmeath, Ireland For the attention of: VP Legal Fax number: +353 9 06492427 with a copy to (which shall not constitute notice):

Elan Corporation, plc Treasury Building , Lower Grand Canal Street, Dublin 2, Ireland For the attention of: Liam Daniel, Company Secretary Fax number: +353 1 709 4713
(h)	Janssen Alzheimer Immunotherapy

Little Island Industrial Estate, Little Island, County Cork, Republic of Ireland

Attention: Corporate Secretary
Fax number: 353 (0) 21 4978 552

with a copy to (which shall not constitute notice):

One Johnson & Johnson Plaza New Brunswick, NJ 08933 For the attention of: Tom Heyman, Managing Director JPH NV, Global Head Business Development Fax number: 732-846-2058

Johnson & Johnson One Johnson & Johnson Plaza New Brunswick, NJ 08933 For the attention of: Office of General Counsel Fax number: 732-524-2788

Elan Corporation, plc Treasury Building , Lower Grand Canal Street, Dublin 2, Ireland For the attention of: Liam Daniel, Company Secretary Fax number: +353 1 709 4713
28.3	A notice is deemed to have been received:
(a)	if delivered personally, at the time of delivery;

(b)	if delivered by commercial courier, at the time of signature of the courier’s receipt;

(c)	if sent by fax, at the time of transmission;

(d)	if sent by pre-paid first class post or recorded delivery, 48 hours from the date of posting;

(e)	if sent by airmail, five days from the date of posting; or

(f)	if deemed receipt under the previous paragraphs of this subclause is not within business hours (meaning 9.00 am to 5.30 pm Monday to Friday on a day that is not a public holiday in the place of receipt), when business next starts in the place of deemed receipt.
28.4	To prove service it is sufficient to prove that the notice was transmitted by fax to the fax number of the party or, in the case of post, that the envelope containing the notice was properly addressed and posted.

29.	Severance

29.1	If any provision of this Agreement (or part of a provision) is found by any court or administrative body of competent jurisdiction to be invalid, unenforceable or illegal, the other provisions shall remain in force.

29.2	If any invalid, unenforceable or illegal provision would be valid, enforceable or legal if some part of it were deleted or modified, the provision shall apply with whatever modification is necessary to give effect to the commercial intention of the parties.

30.	Further assurance

Each party shall promptly execute and deliver all such documents, and do all such things, as any other party may from time to time reasonably require for the purpose of giving full effect to the provisions of this Agreement.

31.	Counterparts

This Agreement may be executed in any number of counterparts, each of which is an original and which together have the same effect as if each party had signed the same document.

32.	Survival

This Agreement shall remain in full force and effect until terminated in accordance with clause 15.

33.	Governing law and jurisdiction

33.1	This Agreement and any disputes or claims arising out of or in connection with its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of Ireland.

33.2	The parties irrevocably agree that the courts of Ireland have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this Agreement or its subject matter or formation (including non-contractual disputes or claims).
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          IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

JANSSEN PHARMACEUTICAL,

by	/s/ Ivan Cartagena Name: Ivan Cartagena
Title: Director

JANSSEN ALZHEIMER IMMUNOTHERAPY
(HOLDING) LIMITED,

by	/s/ Gerard Collins Name: Gerard Collins
Title: Director

LATAM PROPERTIES HOLDINGS,

by	/s/ Alberto F. Navarro Dial Name: Alberto F. Navarro Dial
Title: Director

JNJ IRISH INVESTMENTS ULC,

by	/s/ Paul G. Wulfing Name: Paul G. Wulfing
Title: President

JANSSEN ALZHEIMER IMMUNOTHERAPY,

by	/s/ Gerard Collins Name: Gerard Collins
Title: Director
Signature Page to the Shareholders’ Agreement

ELAN CORPORATION, PLC,

by	/s/ William Daniel Name: William Daniel
Title: EVP, Secretary

CRIMAGUA LIMITED,

by	/s/ William Daniel Name: William Daniel
Title: Director

ELAN PHARMA INTERNATIONAL LIMITED,

by	/s/ William Daniel Name: William Daniel
Title:Director
Signature Page to the Shareholders’ Agreement